UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.           )

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ADVANCE AUTO PARTS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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ADVANCE AUTO PARTS, INC.
5008 AIRPORT ROAD
ROANOKE, VIRGINIA 24012
______________

 NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS
May 22, 2013
_____________

It is my pleasure to invite you to attend the 2013 Annual Meeting of the Stockholders (the "Annual Meeting") of Advance Auto Parts, Inc. (the "Company"), a Delaware corporation, on Wednesday, May 22, 2013 at 8:30 a.m. Eastern Daylight Time (EDT).  The meeting will be held at Advance Auto Parts, Inc., 5008 Airport Road, Roanoke, Virginia 24012.

At the Annual Meeting, stockholders will vote on the following matters, which are further described in the attached proxy statement (the "Proxy Statement"):

1.	Election of the nine nominees named in the Proxy Statement to the Board of Directors to serve until the 2014 annual meeting of stockholders;

2.Advisory vote to approve the compensation of the Company’s named executive officers;

3. Approval of a proposal to amend the Company's certificate of incorporation to eliminate supermajority voting requirements;

4.	Approval of a proposal to amend the Company's certificate of incorporation to permit stockholders to call a special meeting;

5.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2013; and

6.	Action upon such other matters, if any, as may properly come before the meeting.

The Board of Directors set March 28, 2013 as the Record Date.  Only holders of record of our common stock at the close of business on that day are entitled to vote at our Annual Meeting or any adjournment of our Annual Meeting.

We invite you to attend our Annual Meeting and vote.  We urge you, after reading the Proxy Statement, to sign and return the enclosed proxy card as promptly as possible in the enclosed postage prepaid envelope or vote your proxy by Internet or telephone by following the instructions on the form of proxy.  If you attend our Annual Meeting, you may vote in person, even if you previously voted by proxy.
By order of the Board of Directors,
Sarah E. Powell
Senior Vice President, General Counsel
and Corporate Secretary
Roanoke, Virginia
April 18, 2013

TABLE OF CONTENTS

ABOUT THE ANNUAL MEETING AND VOTING	1

PROPOSAL NO. 1 ELECTION OF DIRECTORS	7

Nominees for Election to Our Board	7

CORPORATE GOVERNANCE	11

MEETINGS AND COMMITTEES OF THE BOARD	15

DIRECTOR COMPENSATION	17

COMPENSATION COMMITTEE REPORT	19

COMPENSATION DISCUSSION AND ANALYSIS	19

ADDITIONAL INFORMATION REGARDING EXECUTIVE COMPENSATION	32

Summary Compensation Table	32

2012 Grants of Plan-Based Awards Table	34

Outstanding Equity Awards at 2012 Fiscal Year-End Table	34

2012 Option Exercises and Stock Vested Table	36

2012 Non-Qualified Deferred Compensation Table	36

Potential Payments Upon Termination of Employment or Change in Control Table	37

PROPOSAL NO. 2 STOCKHOLDER ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS	40

EQUITY COMPENSATION PLAN INFORMATION TABLE	41

INFORMATION CONCERNING OUR EXECUTIVE OFFICERS	42

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	44

STOCK OWNERSHIP GUIDELINES FOR DIRECTORS AND EXECUTIVE OFFICERS	45

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	45

PROPOSAL NO. 3 APPROVAL OF AMENDMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION TO ELIMINATE SUPERMAJORITY VOTING REQUIREMENTS	46

PROPOSAL NO. 4 APPROVAL OF AMENDMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION TO PERMIT STOCKHOLDERS TO CALL A SPECIAL MEETING	48

PROPOSAL NO. 5 RATIFICATION OF APPOINTMENT BY THE AUDIT COMMITTEE OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013	50

AUDIT COMMITTEE REPORT	51

OTHER MATTERS	52

______________

ADVANCE AUTO PARTS, INC.
PROXY STATEMENT
FOR 2013 ANNUAL MEETING OF STOCKHOLDERS
______________

ABOUT THE ANNUAL MEETING AND VOTING

Important Notice Regarding Availability of Proxy Materials for Stockholder Meeting to be Held on May 22, 2013.

This Proxy Statement and the 2012 annual report to stockholders are available on our Internet website at www.AdvanceAutoParts.com.

What is the purpose of the Annual Meeting?

At our Annual Meeting, the stockholders will act upon the matters outlined in the Notice of Meeting on the first page of this Proxy Statement, including the election of the nine nominees named below as directors, an advisory vote to approve the compensation of our named executive officers, approval of a proposal to amend the Company's certificate of incorporation to eliminate supermajority voting requirements, approval of a proposal to amend the Company's certificate of incorporation to permit stockholders to call a special meeting and ratification of our independent registered public accounting firm (the "independent auditors"). This Proxy Statement summarizes the information you need to know to vote at the Annual Meeting.  This Proxy Statement and form of proxy were first mailed to stockholders on or about April 18, 2013.

When and where will the Meeting be held?

The 2013 Annual Meeting will be held on Wednesday, May 22, 2013 at 8:30 a.m. (EDT), at the Advance Auto Parts Store Support Center located at 5008 Airport Road, Roanoke, Virginia 24012.  Our Store Support Center is accessible to persons with disabilities.  If you have a disability, we can provide reasonable assistance to help you participate in the meeting upon request.

Who is soliciting my vote?

Our Board of Directors ("Board") is soliciting your proxy to vote at the Annual Meeting.

What am I voting on?

You are voting on five proposals:

1.	The election of the following nominees to the Board to serve until the 2014 annual meeting of stockholders:

• John F. Bergstrom	• J. Paul Raines
• John C. Brouillard	• Gilbert T. Ray
• Fiona P. Dias	• Carlos A. Saladrigas
• Darren R. Jackson	• Jimmie L. Wade
• William S. Oglesby

2.	Advisory vote to approve the compensation of the Company’s named executive officers;

3.	Approval of a proposal to amend the Company's certificate of incorporation to eliminate supermajority voting requirements;

4.	Approval of a proposal to amend the Company's certificate of incorporation to permit stockholders to call a special meeting; and

5.	Ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for 2013.

What are the voting recommendations of the Board?

The Board recommends the following votes:

1.	FOR each of the nine director nominees to the Board ("Proposal No. 1");

2.	FOR the approval of the compensation of the Company’s named executive officers ("Proposal No. 2");

3.	FOR the Company's proposal to amend the Company's certificate of incorporation to eliminate the supermajority voting requirements ("Proposal No. 3");

4.	FOR the Company's proposal to amend the Company's certificate of incorporation to permit stockholders to call a special meeting ("Proposal No. 4"); and

5.	FOR the ratification of the appointment of Deloitte as our independent registered public accounting firm for 2013 ("Proposal No. 5").

Will any other matters be voted on?

The Board does not intend to present any other matters at the Annual Meeting.  We do not know of any other matters that will be brought before the stockholders for a vote at the Annual Meeting.  If any other matter is properly brought before the Annual Meeting, your signed proxy card gives authority to Sarah E. Powell and Michael A. Norona as proxies, with full power of substitution ("Proxies"), to vote on such matters in their discretion in accordance with their best judgment.

Who is entitled to vote?

Stockholders of record as of the close of business on March 28, 2013 (the "Record Date") are entitled to vote at the Annual Meeting.

How many votes do I have?

You will have one vote for every share of Company common stock that you owned at the close of business on the Record Date.  You are not entitled to cumulate your votes.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Many stockholders hold their shares through a broker or bank rather than directly in their own names.  As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record
If your shares are registered directly in your name with our transfer agent, Computershare, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by the Company.

Beneficial Owner
If your shares are held in a stock brokerage account or by a bank, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your bank or broker, which is considered the stockholder of record of these shares.  As the beneficial owner, you have the right to direct your bank or broker how to vote and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you bring with you a legal proxy from the stockholder of record.  Your bank or broker has enclosed a voting instruction card for you to use for providing directions for how to vote your shares.

How do I vote?

If you are a stockholder of record, there are four ways to vote:

•	By Internet at www.proxyvote.com;

•	By toll-free telephone at 1-800-690-6903;

•	By completing and mailing your proxy card; or

•	By written ballot at the Annual Meeting.

If you vote by Internet or telephone, your vote must be received by 11:59 P.M. (EDT) on May 21, 2013, the day before the Annual Meeting.  Your shares will be voted as you indicate.  If you sign and return your proxy card but you do not indicate your voting preferences, the Proxies will vote your shares FOR Proposal Nos. 1 through 5.

If your shares are held in street name, you should follow the voting directions provided by your bank or broker.  You may complete and mail a voting instruction card to your bank or broker or, in most cases, submit voting instructions by the Internet or telephone to your bank or broker.  If you provide specific voting instructions by mail, the Internet or telephone, your shares should be voted by your bank or broker as you have directed.  AS A RESULT OF THE NEW YORK STOCK EXCHANGE’S RULES, YOUR BANK OR BROKER CANNOT VOTE WITH RESPECT TO ANY PROPOSAL, EXCEPT FOR PROPOSAL NO. 5, UNLESS IT RECEIVES VOTING INSTRUCTIONS FROM YOU.

We will distribute written ballots at the Annual Meeting to any stockholder who wants to vote.  If you hold your shares in street name, you must request a legal proxy from your bank or broker to vote in person at the Annual Meeting.

Can I change my vote or revoke my proxy?

Yes.  If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•	Entering a new vote by Internet or telephone by 11:59 P.M. (EDT) on May 21, 2013;

•	Returning a later-dated proxy card;

•
Sending written notice of revocation to Sarah E. Powell, Senior Vice President, General Counsel and Corporate Secretary, at the Company’s address of record, which is 5008 Airport Road, Roanoke, VA 24012; or

•	Completing a written ballot at the Annual Meeting.

If your shares are held in street name, you must follow the specific directions provided to you by your bank or broker to change or revoke any instructions you have already provided to your bank or broker.

Is my vote confidential?

It is the policy of the Company that all proxies, ballots, voting instructions and tabulations that identify the vote of a stockholder will be kept confidential from the Company, its directors, officers and employees until after the final vote is tabulated and announced, except in limited circumstances, including: any contested solicitation of proxies, when required to meet a legal requirement, to defend a claim against the Company or to assert a claim by the Company and when written comments by a stockholder appear on a proxy card or other voting material.

How are votes counted?

Votes are counted by inspectors of election designated by the corporate secretary.

Who pays for soliciting proxies?

We will pay for the cost of preparing, assembling, printing and mailing this Proxy Statement and the accompanying form of proxy to our stockholders, as well as the cost of soliciting proxies relating to the Annual Meeting. We may request banks and brokers to solicit their customers, on whose behalf such banks and brokers hold our common stock in street name.  We will reimburse these banks and brokers for their reasonable out-of-pocket expenses for these solicitations.  We will pay no additional compensation to our officers, directors or employees for these activities.

What is the quorum requirement of the Annual Meeting?

A majority of the outstanding shares of our common stock on the Record Date, represented in person or by proxy at the Annual Meeting, constitutes a quorum for voting on proposals at the Annual Meeting.  If you vote, your shares will be part of the quorum.  Abstentions, including those recorded by brokers holding their customers’ shares, will be counted in determining the quorum.  On the Record Date, there were 72,939,989 shares outstanding and 1,810 stockholders of record.  A majority of our common stock, or 36,469,995 shares, will constitute a quorum.

What are broker non-votes?

Broker non-votes occur when holders of record, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial owners by the date specified in the statement requesting voting instructions that has been provided by the bank or broker.

If that happens, the bank or broker may vote those shares only on matters as permitted by The New York Stock Exchange.  The New York Stock Exchange prohibits banks and brokers from voting uninstructed shares in, among other things, the election of directors and matters related to executive compensation; accordingly, banks and brokers cannot vote with respect to any Proposal presented for consideration in this Proxy Statement except for Proposal No. 5 unless they receive voting instructions from the beneficial owners.  Broker non-votes are not treated as votes cast under Delaware law.

What vote is required to approve each proposal?

Proposal No. 1.  For the election of directors, the nine nominees for director will be elected if they receive a majority of the votes cast at the Annual Meeting for the election of directors.  For purposes of the election of directors, a majority of votes cast means that the number of shares voted "for" a director’s election exceeds 50 percent of the number of votes cast with respect to that director’s election, and votes cast include votes to withhold authority and exclude abstentions and broker non-votes.

Proposal No. 2.  For the advisory vote to approve the compensation of the Company’s named executive officers, the vote is non-binding and, therefore, no specific vote is required to approve the proposal.  However, the Board and the Compensation Committee will review the voting results and consider them in making future decisions about executive compensation programs.

Proposal No. 3. For the approval of an amendment to the Company's Certificate of Incorporation, the affirmative vote by at least 66 2/3 percent of the Company's outstanding shares of common stock eligible to vote are required. Abstentions have the effect of a vote against the proposal.  The number of votes cast excludes broker non-votes.

Proposal No. 4. For the approval of an amendment to the Company's Certificate of Incorporation, the affirmative vote by at least 66 2/3 percent of the Company's outstanding shares of common stock eligible to vote are required. Abstentions have the effect of a vote against the proposal.  The number of votes cast excludes broker non-votes.

Proposal No. 5.  Ratification of our independent registered public accounting firm requires the approving vote of a majority of the votes cast on this proposal by the holders of shares of our common stock who are present, or represented by proxy, and entitled to vote at the Annual Meeting.  Abstentions count as votes cast and have the effect of a vote against the proposal.  The number of votes cast excludes broker non-votes.

Who can attend the Annual Meeting?

Only Advance Auto Parts stockholders as of the close of business on the Record Date may attend the Annual Meeting.

What do I need to do to attend the Annual Meeting?

If you are a stockholder of record, your proxy card is your admission ticket to the Annual Meeting.  If you own shares in street name, you will need to ask your broker or bank for an admission ticket in the form of a legal proxy.  You will need to bring the legal proxy with you to the Annual Meeting along with valid picture identification.  If you do not receive the legal proxy in time, bring your most recent brokerage statement with you to the Annual Meeting.  We can use your statement to verify your ownership of our common stock and admit you to the Annual Meeting; however, you will not be able to vote your shares at the Annual Meeting without a legal proxy.

What does it mean if I get more than one proxy card?

It means you own shares in more than one account.  You should vote the shares on each of your proxy cards.

How can I consolidate multiple accounts registered in variations of the same name?

If you have multiple accounts, we encourage you to consolidate your accounts by having all your shares registered in exactly the same name and address.  You may do this by contacting our transfer agent, Computershare, toll-free at (866) 865-6327 or at P.O. Box 43006, Providence, RI 02940-3006, Attention: Shareholder Correspondence.

I own my shares indirectly through my broker, bank or other nominee, and I receive multiple copies of the annual report, proxy statement and other mailings because more than one person in my household is a beneficial owner.  How can I change the number of copies of these mailings that are sent to my household?

If you and other members of your household are beneficial owners, you may eliminate this duplication of mailings by contacting your broker, bank or other nominee.  Duplicate mailings in most cases are wasteful for us and inconvenient for you, and we encourage you to eliminate them whenever you can.  If you have eliminated duplicate mailings, but for any reason would like to resume them, you must contact your broker, bank or other nominee.

I own my shares directly as a registered owner of Company stock and so do other members of my family living in my household.  How can I change the number of copies of the annual report and proxy statement being delivered to my household?

Family members living in the same household generally receive only one copy per household of the annual report, proxy statement and most other mailings.  The only item which is separately mailed for each registered stockholder or account is a proxy card.  If you wish to start receiving separate copies in your name, apart from others in your household, you must contact Computershare toll-free at (866) 865-6327 or at P.O. Box 43006, Providence, RI 02940-3006, Attention: Shareholder Correspondence, and request that action.  Within 30 days after your request is received we will start sending you separate mailings.  If, for any reason, you and members of your household are receiving multiple copies and you want to eliminate the duplications, please also contact Computershare and request that action.  That request must be made by each person in the household entitled to receive the materials.

Multiple stockholders live in my household and together we received only one copy of this year’s annual report and Proxy Statement.  How can I obtain my own separate copy of those documents for the Annual Meeting in May?

You may pick up copies in person at the Annual Meeting or download them from our Internet website, www.AdvanceAutoParts.com (click on the homepage link to 2013 Annual Meeting materials).  If you want copies mailed to you and you are a beneficial owner, you must request them from your broker, bank, or other nominee.  If you want copies mailed to you and you are a stockholder of record, we will mail them promptly if you request them from our corporate office by phone at (952) 715-5015 or by mail to 5008 Airport Road, Roanoke, VA 24102, Attention: Investor Relations.  We cannot guarantee you will receive mailed copies before the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

We plan to announce preliminary voting results at the Annual Meeting and publish final results in a Report on Form 8-K within four business days following the Annual Meeting.

What is the deadline for consideration of stockholder proposals or director nominations for the 2014 annual meeting of stockholders?

If you are a stockholder and you want to present a proposal at the 2014 annual meeting and have it included in our proxy statement for that meeting, you must submit the proposal in writing at our offices at 5008 Airport Road, Roanoke, Virginia 24012, Attention: Corporate Secretary, on or before December 19, 2013.  Applicable Securities and Exchange Commission ("SEC") rules and regulations govern the submission of stockholder proposals and our consideration of them for inclusion in next year’s proxy statement.

If you want to present a proposal at the 2014 annual meeting (but not have the proposal included in our proxy statement) or to nominate a person for election as a director, you must comply with the requirements set forth in our by-laws.  Our by-laws require, among other things, that our corporate secretary receive written notice from the stockholder of intent to present such proposal or nomination no less than 120 days and no more than 150 days prior to the first anniversary of the date of the preceding year’s annual meeting.  Therefore, we must receive notice of such proposal no earlier than December 23, 2013, and no later than January 22, 2014.  The notice must contain the information required by our by-laws.  You may obtain a print copy of our by-laws by submitting a request to: Advance Auto Parts, 5008 Airport Road, Roanoke, Virginia 24012, Attention: Corporate Secretary.  Our by-laws are also available on our website at www.AdvanceAutoParts.com.  Management may vote proxies in its discretion on any matter at the 2014 annual meeting if we do not receive notice of the matter within the time frame described in this paragraph.  In addition, our Chair or any other person presiding at the meeting may exclude any matter that is not properly presented in accordance with these requirements.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the Annual Meeting, you will vote to elect as directors the nine nominees listed below to serve until our 2014 Annual Meeting of stockholders or until their respective successors are elected and qualified.  Our Board has nominated John F. Bergstrom, John C. Brouillard, Fiona P. Dias, Darren R. Jackson, William S. Oglesby, J. Paul Raines, Gilbert T. Ray, Carlos A. Saladrigas and Jimmie L. Wade for election as directors.  All of the nominees are current members of our Board.  Each nominee has consented to being named in this Proxy Statement as a nominee and has agreed to serve as a director if elected.  None of the nominees to our Board has any family relationship with any other nominee or with any of our executive officers.  Frances X. Frei, who has been a director since December 2009, informed the Company that she would not stand for re-election as a member of the Board at the Company's 2013 Annual Meeting. She will leave the Board at the end of her current term immediately following the 2013 Annual Meeting. After reviewing the qualifications, experience and attributes of the remaining nine directors who have been nominated for re-election, our Board has determined not to nominate a successor for Professor Frei and to reduce the size of the Board to nine members effective upon her departure from the Board. In the normal course of its deliberations, our Board may decide at a later time to add one or more directors who possess skills and experience that may be beneficial to our Board and our Company.

The persons named as Proxies in the accompanying form of proxy have advised us that at the Annual Meeting, unless otherwise directed, they intend to vote the shares covered by the proxies FOR the election of the nominees named above.  If one or more of the nominees are unable to serve, or for good cause will not serve, the persons named as Proxies may vote for the election of any substitute nominees that our Board may propose.  The persons named as Proxies may not vote for a greater number of persons than the number of nominees named above.

Nominees for Election to Our Board

The following table provides information about our nominees for director as of the Record Date, March 28, 2013.

Name	Age	Position
John F. Bergstrom (2)(3)(5)	66	Director
John C. Brouillard(1)(4)	64	Chair
Fiona P. Dias(2)(3)	47	Director
Darren R. Jackson	48	Director, President and Chief Executive Officer
William S. Oglesby(3)	53	Director
J. Paul Raines(2)(5)	48	Director
Gilbert T. Ray(1)(4)	68	Director
Carlos A. Saladrigas(1)(3)	64	Director
Jimmie L. Wade(3)	58	Director
_______________

(1)	Member of Audit Committee

(2)	Member of Compensation Committee

(3)	Member of Finance Committee

(4)	Member of Nominating and Corporate Governance Committee

(5)	Immediately following our Annual Meeting, Mr. Raines will join the Nominating and Corporate Governance Committee and Mr. Bergstrom will become the Chair of the Compensation Committee.

Mr. Bergstrom, Director, became a member of our Board in May 2008.  Mr. Bergstrom is the Chairman and Chief Executive Officer of Bergstrom Corporation, which is one of the top 50 automobile dealership groups in America.  Mr. Bergstrom has served in his current role at Bergstrom Corporation for the past five years.  Mr. Bergstrom has served as a director of Associated Banc-Corp, a diversified bank holding company, since December 2010; Kimberly-Clark Corporation, a global health and hygiene company, since 1987; Wisconsin Energy Corporation, a diversified energy company, since 1987; and Midwest Airlines, a passenger airline company, from 1993 to July 2009.

Bergstrom Corporation has been cited as the number one quality automotive dealer in the country and highlighted for its focus on outstanding customer service. With over 35 years of experience in automotive sales, service and parts management in an organization representing all major automotive manufacturers that distribute cars in the United States, Mr. Bergstrom brings a unique and valuable point of view to our Board. In addition, as a result of his service as a director of several other public companies, including membership on the compensation committee of Wisconsin Energy, he is in a position to share with the Board his experience with governance issues facing public companies.

Mr. Brouillard, Chair, became a member of our Board in May 2004 and was appointed Lead Director on February 14, 2007. Mr. Brouillard served as the interim Chair, President and Chief Executive Officer of the Company from May 2007 until January 2008, when he became the non-executive Chair of the Board. Mr. Brouillard retired as Chief Administrative and Financial Officer of H.E. Butt Grocery Company, a regional food retailer, in June 2005, a position that he had held since February 1991. From 1977 to 1991, Mr. Brouillard held various positions with Hills Department Stores, a discount department store company, including serving as President of that company. Mr. Brouillard also served as a director of Eddie Bauer Holdings, Inc., a multi-channel retailer, from June 2005 to May 2009.

Mr. Brouillard's background as a chief administrative and financial officer with a grocery retail company recognized for outstanding customer service provides him with strong insights into the types of management and financial issues that face companies in the retail sector. After having served on our Board for over eight years, including four years as the independent Board Chair and eight months as the interim Chief Executive Officer of the Company, Mr. Brouillard is uniquely situated to understand the inner workings of Advance's Board and management processes. His considerable experience in finance and accounting matters are particularly valuable to the deliberations of the Audit Committee, and his past service on the board of another public company has strengthened his understanding of the governance concerns facing public companies.

Ms. Dias, Director, became a member of our Board in September 2009. Ms. Dias is currently Chief Strategy Officer of ShopRunner, an online shopping service, and has held this position since August 2011. Previously she was Executive Vice President, Strategy & Marketing, of GSI Commerce, Inc., a provider of e-commerce and interactive marketing services, from February 2007 to June 2011. Ms. Dias also served as Executive Vice President and Chief Marketing Officer at Circuit City Stores, Inc., a specialty retailer of consumer electronics, from May 2005 to August 2006 and held Senior Vice President positions at Circuit City from November 2000 to April 2005. Prior to 2000, Ms. Dias held senior marketing positions with PepsiCo, Inc., Pennzoil-Quaker State Company and The Procter & Gamble Company. Ms. Dias served as a director of Choice Hotels, Inc., a hotel franchisor, from November 2004 to April 2012.

Ms. Dias possesses extensive experience in marketing and managing consumer and retail brands. Her experience with developing, implementing and assessing marketing plans and initiatives allows the Board to benefit from her marketing expertise. In addition, Ms. Dias' e-commerce and digital marketing experience with a broad spectrum of brands aligns well with the Board's review and assessment of the Company's multi-channel strategies. Her position as a director of other public companies, including past membership on the compensation committee of Choice Hotels, also enables her to share with the Board her experience with governance issues facing public companies.

Mr. Jackson, Director, President and Chief Executive Officer, became a member of our Board in July 2004. Mr. Jackson became the President and Chief Executive Officer on January 1, 2012, having previously served as President and Chief Executive Officer from January 7, 2008 to January 27, 2009 and as Chief Executive Officer since January 27, 2009. Prior to joining us, Mr. Jackson served in various executive positions with Best Buy Co., Inc., a specialty retailer of consumer electronics, office products, appliances and software, ultimately serving from July 2007 to December 2007 as Executive Vice President of Customer Operating Groups. He joined Best Buy in 2000 and was appointed as its Executive Vice President-Finance and Chief Financial Officer in February of 2001. Prior to 2000, he served as Vice President and Chief Financial Officer of Nordstrom, Inc., Full-line Stores, a fashion specialty retailer, and held various senior positions including Chief Financial Officer of Carson Pirie Scott & Company, a regional department store company. He began his career at KPMG. Mr. Jackson has served as a director of Fastenal Company, which sells industrial and construction supplies, since July 2012. Mr. Jackson also serves on the Board of Trustees of Marquette University.

Mr. Jackson has served as a member of our Board for over eight years and as the Company's Chief Executive Officer for over five years. Mr. Jackson's experience in strategic transformation, customer service and high growth with large retail companies and his experience in leading the Company provide him with unique insights into the challenges and opportunities of overseeing the operations and management of the Company.

Mr. Oglesby, Director, became a member of our Board in December 2004. Mr. Oglesby is currently Senior Managing Director for The Blackstone Group, L.P., a global investment and advisory firm, and has held this position since April 2004. Mr. Oglesby has over 30 years of investment banking experience as a result of holding managing director positions with Credit Suisse First Boston; Donaldson Lufkin & Jenrette; and Kidder, Peabody & Co.

Mr. Oglesby has served on our Board for over eight years. With his broad experience in the investment banking business, Mr. Oglesby is uniquely equipped to provide the Board with insights into capitalization strategies, capital markets mechanics and strategic expansion opportunities.

Mr. Raines, Director, became a member of our Board in February 2010. Mr. Raines is currently the Chief Executive Officer for GameStop Corporation, a video game and entertainment software retailer, and has held that position since June 2010. From September 2008 to June 2010 he served as Chief Operation Officer of GameStop. Previously, Mr. Raines served as the Executive Vice President - U.S. Stores of The Home Depot, Inc., a home improvement specialty retailer, from April 2007 to August 2008. Prior to that time, he served in various management roles with The Home Depot, Inc., including as President - Southern Division from February 2005 to April 2007; as Vice President - Florida from April 2003 through January 2005; as Vice President - Store Operations from January 2002 through April 2003; and as Director of Labor Management from January 2000 through January 2002.

Mr. Raines brings to the Board extensive experience in the strategic, operational and merchandising aspects of retail businesses. He also has broad international experience in Latin America, Europe and Asia. The Board draws on Mr. Raines' insights gained from his experience and expertise in the areas of retail strategy, store operations, customer service, merchandising, manufacturing, marketing, loss prevention, real estate, supply chain and global sourcing.

Mr. Ray, Director, became a member of our Board in December 2002. Mr. Ray was a partner of the law firm of O'Melveny & Myers LLP until his retirement in February 2000. Mr. Ray has been a member of the boards of Towers Watson & Co., formerly Wyatt Worldwide, Inc., a professional services company, since 2000; Dine Equity, Inc., the restaurant holding company of Applebee's and IHOP, since 2004; and Diamond Rock Hospitality Company, a lodging-focused real estate company, since 2004.

Mr. Ray has served on our Board for over ten years and provides institutional knowledge and continuity to our Board. His experience as an attorney allows Mr. Ray to provide guidance to the Company on legal and fiduciary matters. He has extensive experience with conventional corporate and tax-exempt transactions, as well as international finance. In addition, Mr. Ray's service as a director on the boards of other public companies provides the Company with valuable insights on corporate governance issues that face the Board and the Company.

Mr. Saladrigas, Director, became a member of our Board in May 2003. Mr. Saladrigas has been the Chairman and Chief Executive Officer of Regis HR Group, a Professional Employee Organization, since July 2009. Also, Mr. Saladrigas founded and has been the Chairman and Chief Executive Officer of Concordia Behavioral Health, a privately held managed behavioral health care organization, since January 2011. Mr. Saladrigas served as Chairman of the Premier American Bank in Miami, Florida from September 2001 until June 2007. Mr. Saladrigas served as the Vice Chairman of Premier American Bank until his resignation in July 2008. A receiver was appointed for Premier American Bank in January 2010. From November 1984 to May 2002, he was the Chief Executive Officer of ADP TotalSource (previously The Vincam Group, Inc.), a human resources outsourcing company that provides human resource functions to small and mid-sized businesses. Mr. Saladrigas has served as a director of Progress Energy, Inc., an energy utility company, from 2001 to July 2012, when he became a director of Duke Energy Corporation, an electric power holding company following its acquisition of Progress Energy; Carolina Power & Light Company, an energy utility company, since 2001; and Florida Progress Corporation, a diversified holding company whose primary businesses are fuel supply and power, since 2001. From June 2006 to April 2009, Mr. Saladrigas served as a director of MBF Healthcare Acquisition Corporation, an acquisition company focused in the healthcare industry. He also serves as a member of the Latino/Hispanic Advisory Board for PepsiCo.

Mr. Saladrigas has served on our Board for over nine years. He provides stability and continuity to the Board as well as valuable leadership related to his experience in financial management and as a human resources professional. He has been designated by the Board as an Audit Committee financial expert consistent with SEC regulations. Mr. Saladrigas provides the Board with relevant insights into the Latino/Hispanic segment of the Company's customer base.

Mr. Wade, Director and former President, became a member of our Board on September 15, 2011. Mr. Wade served as our President from January 2009 to January 1, 2012 and from October 1999 to May 2005. He continues to provide strategic leadership to the Company, such as playing an integral role in the Company's acquisition of B.W.P. Distributors, Inc. Mr. Wade joined us in February 1994 and has held several key senior executive roles with the Company including Executive Vice President from May 2005 until December 2008 and as Chief Financial Officer from March 2000 through August 2003. Prior to 1993, Mr. Wade was Vice President, Finance and Operations of S.H. Heironimus, Inc., a regional department store company. Mr. Wade has served as a director of Lumber Liquidators, a specialty retailer of hardwood flooring, since September 1, 2011, and he also serves on numerous non-profit boards.

Mr. Wade has 19 years of experience with the Company in various business, finance and strategic leadership roles and has broad expertise and knowledge of the automotive aftermarket industry, as well as experience in retail finance and operations prior to joining the Company in 1994. Through his experience, he has gained and developed extensive business, finance, distribution, marketing and leadership skills. Further, he possesses an understanding of strategic business planning, risk assessment and store operations that makes him uniquely suited to serve as a member of the Board.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR EACH OF OUR BOARD’S NOMINEES.

CORPORATE GOVERNANCE

 Overview

Our Company believes that good corporate governance practices reflect our values and support our strong strategic and financial performance.  The compass of our corporate governance practices can be found in our by-laws, our Guidelines on Significant Governance Issues and our Code of Ethics and Business Conduct, which were adopted by our Board to guide our Company, our Board and our employees ("Team Members").  Our by-laws provide that in an uncontested election, directors must receive a majority of the votes cast at the Annual Meeting for the election of directors.  Each standing committee of the Board of Directors has a charter, which can be found at www.AdvanceAutoParts.com, that spells out the committee’s roles and responsibilities assigned to it by the Board.  In addition, the Board has established policies and procedures that address matters such as chief executive officer succession planning, transactions with related persons, risk oversight, communications with the Board by stockholders and other interested parties, as well as the independence and qualifications of our directors.  This "Corporate Governance" section provides insights into how the Board has implemented these policies and procedures to benefit our Company and our stockholders.

 Guidelines on Significant Governance Issues

The responsibility of our Board is to review, approve and regularly monitor the effectiveness of our fundamental operating, financial and other business plans, as well as our policies and decisions, including the execution of our strategies and objectives. Accordingly, our Board has adopted guidelines on the following significant governance issues:

•
the structure of our Board, including, among other things, the size, mix of independent and non-independent members, membership criteria, term of service, compensation and assessment of performance of our Board;

•
Board procedural matters, including, among other things, selection of the chair of the Board, Board meetings, Board communications, retention of counsel and advisers and our expectations regarding the performance of our directors;

•
committee matters, including, among other things, the types of committees, charters of committees, independence of committee members, chairs of committees, service of committee members, committee agendas and committee minutes and reports;

•	chief executive officer evaluation, management development and succession planning;

•	codes of conduct; and

•
other matters, including charitable contributions, use of the corporate airplane, auditor services, Board access to management and interaction with third parties, directors and officers insurance and the indemnification/limitation of liability of directors, our policy prohibiting Company loans to our executive officers and directors, and confidential stockholder voting.

A complete copy of our Guidelines on Significant Governance Issues is available on our website at www.AdvanceAutoParts.com under the Investor Relations section.

 Director Independence

Our Board, after consultation with and upon the recommendation of the Nominating and Corporate Governance Committee, determined that Messrs. Bergstrom, Brouillard, Oglesby, Raines, Ray and Saladrigas, Ms. Dias and Professor Frei are each “independent” directors under the listing standards of the New York Stock Exchange ("NYSE"), because each of these directors: (1) has no material relationship with us or our subsidiaries, either directly or indirectly as a partner, stockholder or officer of an organization that has a relationship with us or our subsidiaries and (2) satisfies the “bright line independence” criteria set forth in Section 303A.02(b) of the NYSE’s listing standards.  In addition, based on such standards, the Board determined that Mr. Jackson is not independent because he is our President and Chief Executive Officer and that Mr. Wade is not independent because he is currently employed by the Company.  The Board assessed the issue of materiality of any relationship not merely from the standpoint of each director or nominee, but also from that of persons or organizations with which the director or nominee may have an affiliation. Based upon such assessment and all facts and circumstances known to the Board, including, among other things, a review of questionnaires submitted by these directors and a review of a recent resume or biography of each director, the Board made a determination of independence.  Our Board reviews each director’s status under this definition annually with the assistance of the Nominating and Corporate Governance Committee.  Each director is required to keep the Nominating and Corporate Governance Committee fully and promptly informed as to any developments that might affect his or her independence.

Meetings of Independent Directors

During 2012, the independent directors on our Board met a total of 10 times.  During 2012, these meetings were presided over by Mr. Brouillard, the non-executive Chair of the Board.  For 2013, our independent directors are scheduled to meet separately in conjunction with each of the four scheduled non-telephonic meetings of the Board.  Mr. Brouillard is expected to preside over these meetings during 2013.

Board Leadership Structure

Our Guidelines on Significant Governance Issues and by-laws allow the Board to combine or separate the roles of the Chair of the Board and the Chief Executive Officer.  Immediately prior to Mr. Jackson’s appointment as President and Chief Executive Officer, Mr. Brouillard served as the Company’s interim Chair, President and Chief Executive Officer.  At the time of Mr. Jackson’s appointment, his prior experience had primarily been in financial management and leadership roles at various retail companies. The Board decided to retain Mr. Brouillard as the independent Chair of the Board in order to provide Mr. Jackson with an opportunity to lead the Company’s management with the support and guidance of an experienced chief executive officer serving in the role of the independent Board Chair.  The Board regularly considers whether to maintain the separation of the roles of Chair and Chief Executive Officer.  The Board believes that Mr. Brouillard has continued to serve a valuable role in supporting Mr. Jackson and providing leadership to the Board as a whole and has decided to maintain the separation of those roles at this time.  In the event that the Board chooses to combine these roles, the Company’s governance guidelines provide for the selection of an independent lead director.  The responsibilities of the independent Chair or independent lead director include presiding over meetings of the Board or of the independent directors and participating in development of the Board’s agenda, as well as facilitating the discussions and interactions of the Board to ensure that all directors’ viewpoints are heard and considered.

Stockholder and Interested Party Communications with our Board

Communications with our Board Generally.  Stockholders who desire to communicate with our Board, or with a specific director, including on an anonymous or confidential basis, may do so by delivering a written communication to our Board, c/o Advance Auto Parts, Inc., 5008 Airport Road, Roanoke, Virginia 24012, Attention: General Counsel.  The general counsel will not edit or modify any such communication received and will forward each such communication to the appropriate director or directors, as specified in the communication.  If the envelope containing a communication that a stockholder wishes to be confidential is conspicuously marked "Confidential," the general counsel will not open the communication.  Communications will be forwarded by the general counsel to our Board or any specified directors on a bi-monthly basis.  The general counsel will ensure the timely delivery of time sensitive communications to the extent such communication indicates time sensitivity.  In addition, we have a policy that each of our directors should make every reasonable effort to attend each annual meeting of stockholders.  Nine directors were in attendance at our 2012 annual meeting of stockholders.

Interested Party Communications with our Independent Directors, our Non-Management Directors or our Board Chair.  Any interested party, including stockholders, who desires to communicate directly with one or more of the independent directors, our non-management directors as a group or our Board Chair, including on an anonymous or confidential basis, may do so by delivering a written communication to the independent directors, the non-management directors as a group or to our Board Chair, c/o Advance Auto Parts, Inc., 5008 Airport Road, Roanoke, Virginia  24012, Attention: General Counsel.  The general counsel will not open a communication that is addressed to one or more of our independent directors, our non-management directors as a group or our Board Chair and will forward each such communication to the appropriate individual director or group of directors, as specified in the communication.  Such communications will not be disclosed to the non-independent or management members of our Board or to management unless so instructed by the independent or non-management directors.  Communications will be forwarded by the general counsel on a bi-monthly basis.  The general counsel will ensure the timely delivery of time sensitive communications to the extent such communication indicates time sensitivity.

Nominations for Directors

Identifying Director Candidates.  The Nominating and Corporate Governance Committee is responsible for leading the search for and evaluating qualified individuals to become nominees for election as directors.  The Committee is authorized to retain a search firm to assist in identifying, screening and attracting director candidates.  During 2012 the Committee did not utilize the services of an executive search firm to assist in identifying potential director candidates. After a director candidate has been identified, the Committee evaluates each candidate for director within the context of the needs of the Board in its composition as a whole.  The Committee considers such factors as the candidate’s business experience, skills, independence, judgment and ability and willingness to commit sufficient time and attention to the activities of the Board.  At a minimum, committee-recommended candidates for nomination must possess the highest personal and professional ethics, integrity and values, and commit to representing the long-term interests of our stockholders.

In addition to determining whether a candidate for director possesses the qualifications and experience that are a prerequisite for nomination, the Nominating and Corporate Governance Committee considers whether a candidate’s background and experience would complement the skills and experience of the existing Board members.  The Nominating and Corporate Governance Committee also considers whether the nominee would likely provide a diverse viewpoint and actively and constructively participate in the Board’s discourse and deliberations. The Board has not adopted a formal policy with regard to diversity (as to gender, ethnic background and experience) in the composition of the Board although the Nominating and Corporate Governance Committee strives to compose a Board that reflects sensitivity to the need for an appreciation of such diversity.

Stockholder Recommendations for Director Candidates.  The Nominating and Corporate Governance Committee will consider stockholder suggestions for nominees for directors.  Any stockholder who desires to recommend a candidate for director must submit the recommendation in writing and follow the procedures set forth in our by-laws.  The by-laws require that a stockholder’s nomination be received by the corporate secretary not less than 120 days nor more than 150 days prior to the first anniversary of the date of the preceding year’s annual meeting.  The notice should include the following information about the proposed nominee: name, age, business and residence addresses, principal occupation or employment, the number of shares of Company stock owned by the nominee and any information that may be required by the SEC’s regulations.  In addition, the stockholder providing the notice should provide his or her name and address as they appear on the Company’s books, the number and type of shares or other equitable interests that are beneficially owned by the stockholder and additional information required by the Company’s by-laws.  The Committee does not evaluate any candidate for nomination as a director any differently solely because the candidate was recommended by a stockholder.  You may obtain a copy of our by-laws by submitting a request to: Advance Auto Parts, Inc., 5008 Airport Road, Roanoke, Virginia  24012, Attention: Corporate Secretary.  Our by-laws also are available on our website at www.AdvanceAutoParts.com under the Investor Relations section.

Code of Ethics and Business Conduct

We expect and require all of our Team Members, our officers and our directors, and any parties with whom we do business to conduct themselves in accordance with the highest ethical standards.  Accordingly, we have adopted a Code of Ethics and Business Conduct, which outlines our commitment to, and expectations for, honest and ethical conduct by all of these persons and parties in their business dealings.  A complete copy of our Code of Ethics and Business Conduct is available on our website at www.AdvanceAutoParts.com under the Investor Relations section.

 Code of Ethics for Finance Professionals

We have also adopted a Code of Ethics for Finance Professionals to promote and provide for ethical conduct by our finance professionals, as well as for full, fair and accurate financial management and reporting.  Our finance professionals include our chief executive officer, chief financial officer, controller and any other person performing similar functions.  We expect all of these finance professionals to act in accordance with the highest standards of professional integrity, to provide full and accurate disclosure in any public communications as well as reports and other documents filed with the SEC and other regulators, to comply with all applicable laws, rules and regulations and to deter wrongdoing.  Our Code of Ethics for Finance Professionals is intended to supplement our Code of Ethics and Business Conduct.  A complete copy of the Code of Ethics for Finance Professionals is available on our website at www.AdvanceAutoParts.com under the Investor Relations section.

Related Party Transactions

Pursuant to our Code of Ethics and Business Conduct and the Board’s policy with respect to related party transactions, officers and directors are required to disclose to the Chair of the Nominating and Corporate Governance Committee of the Board or to our general counsel any transaction or relationship that may create an actual or perceived conflict of interest.  Pursuant to the Board’s policy, our general counsel’s office reviews such transactions or relationships and advises the Nominating and Corporate Governance Committee in the event that a transaction or relationship is determined to be a related party transaction.  The Nominating and Corporate Governance Committee will then review the transaction in light of the relevant facts and circumstances and make a determination of whether to ratify or approve the transaction.  In the case of a transaction involving a director, the Nominating and Corporate Governance Committee would also review the transaction to determine whether it might have an effect on the independence of the director.  The Nominating and Corporate Governance Committee reports its conclusions and recommendations to the Board for its consideration.

In addition, our Guidelines on Significant Governance Issues require directors to disclose to the Board (or Audit Committee) any interest that he or she has in any contract or transaction that is being considered by the Board (or Audit Committee) for approval. After making such a disclosure and responding to any questions the Board may have, the interested director is expected to abstain from voting on the matter and leave the meeting while the remaining directors discuss and vote on such matter.

On an annual basis, each director and executive officer is obligated to complete a Director and Officer Questionnaire which requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest. The annual Director and Officer Questionnaire is prepared and distributed by our general counsel’s office, and each director or executive officer returns the completed questionnaire to the general counsel’s office for review. Upon learning that a related party transaction may exist, the general counsel’s office reviews the transaction or relationship and advises the Nominating and Corporate Governance Committee in the event that the transaction or relationship is determined to be a related party transaction. The Nominating and Corporate Governance Committee will then review the transaction in light of the relevant facts and circumstances and make a determination of whether to ratify or approve the transaction.  In the case of a transaction involving a director, the Nominating and Corporate Governance Committee would also review the transaction to determine whether it might have an effect on the independence of the director.  The Nominating and Corporate Governance Committee reports its conclusions and recommendations to the Board for its consideration.  Any related party transactions with directors or executive officers that have been identified through the processes described above are disclosed consistent with applicable rules and regulations.  The Company has identified no related party transactions to report for the last fiscal year.

 Succession Planning

In light of the critical importance of executive leadership to the Company’s success and consistent with the Company’s Guidelines for Significant Governance Issues, the Board has adopted a chief executive officer succession planning process that is led by the Compensation Committee.  The Compensation Committee, working in consultation with the Nominating and Corporate Governance Committee, is charged with the responsibility of developing a process for identifying and evaluating candidates to succeed the chief executive officer and to report annually to the Board on the status of the succession plan, including issues related to the preparedness for the possibility of an emergency situation involving senior management and assessment of the long-term growth and development of the senior management team.

MEETINGS AND COMMITTEES OF THE BOARD

The Board

Each director is expected to make every reasonable effort to attend each meeting of the Board and any committee of which the director is a member and to be reasonably available to management and the other directors between meetings.  Our Board met 13 times during 2012.  Each incumbent director attended 75 percent or more of the total number of meetings of the Board and meetings of the committees of the Board on which he or she served.

Committees of the Board

We currently have an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which is comprised of independent directors in accordance with the listing standards of the NYSE.  In addition, we have a Finance Committee.  In 2012, the Audit Committee met twelve times, the Compensation Committee met six times, the Finance Committee met four times and the Nominating and Corporate Governance Committee met four times.  The following table sets forth the names of each current committee member and the primary responsibilities of each committee.

Name of Committee and Members	Primary Responsibilities
Audit Carlos A. Saladrigas (Chair) John C. Brouillard Gilbert T. Ray	• • • • • •
monitors the integrity of our financial statements, reporting processes, internal controls, risk management and legal and regulatory compliance;

selects, determines the compensation of, evaluates and, when appropriate, replaces our independent registered public accounting firm;

pre-approves all audit and permitted non-audit services to be performed by our independent registered public accounting firm;

monitors the qualifications, independence and performance of our independent registered public accounting firm;

monitors and reviews applicable enterprise risks identified as part of our enterprise risk management program; and

oversees our internal audit function.

Compensation(1) J. Paul Raines (Chair) John F. Bergstrom Fiona P. Dias	• • • • • • • •
reviews and approves our executive compensation philosophy;

annually reviews and approves corporate goals and objectives relevant to the compensation of the CEO and evaluates the CEO's performance in light of these goals;

determines the compensation of our executive officers and approves compensation for key members of management;

oversees our incentive and equity-based compensation plans;

oversees development and implementation of executive succession plans, including identifying the CEO's successor and reporting annually to the Board;

reviews and approves our peer companies and data sources for purposes of evaluating our compensation competitiveness and establishing the appropriate competitive positioning of the levels and mix of compensation elements;

reviews compensation-related risks; and

reviews applicable enterprise risks identified as part of our enterprise risk management program as they relate to our human resources, compensation and employment programs and practices.

Name of Committee and Members	Primary Responsibilities
Finance William S. Oglesby (Chair) John F. Bergstrom Fiona P. Dias Carlos A. Saladrigas Jimmie L. Wade	• • • • •
reviews and makes recommendations to the Board regarding our financial policies, including investment guidelines, deployment of capital and short-term and long-term financing;

reviews credit metrics, including debt ratios, debt levels and leverage ratios;

reviews all aspects of financial planning, cash uses and our expansion program;

reviews and recommends the annual financial plan to the Board; and

keeps apprised of applicable enterprise risks as part of the Company's enterprise risk management program as they relate to financial matters.

Nominating and Corporate Governance(1) Gilbert T. Ray (Chair) John C. Brouillard Frances X. Frei	• • • • •
assists the Board in identifying, evaluating and recommending candidates for election to the Board;

establishes procedures and provides oversight for evaluating the Board and management;

develops, recommends and reassesses our corporate governance guidelines;

evaluates the size, structure and composition of the Board and its committees; and

keeps apprised of applicable enterprise risks as part of the Company's enterprise risk management program as they relate to corporate governance matters.

_______________

(1)	Mr. Raines will join the Nominating and Corporate Governance Committee and Mr. Bergstrom will become the Chair of the Compensation Committee immediately following our Annual Meeting.

Our Board has adopted written charters for each committee setting forth the roles and responsibilities of each committee.  Each of the charters is available on our website at www.AdvanceAutoParts.com under the Investor Relations section.

Board’s Role in Risk Oversight

As part of its responsibility for the oversight of the Company’s financial matters and regulatory compliance, the Audit Committee is charged with discussing the guidelines and policies with respect to risk assessment and risk management.  The Company’s senior internal audit professional, who reports to the Audit Committee, has developed an enterprise risk management ("ERM") framework through which management has identified the key areas of risk that face our Company.  After reviewing the enterprise risks identified by management in consultation with senior management, the Audit Committee may approve management’s recommendation to assign certain risk areas for oversight to appropriate committees of the Board or to the full Board.  The Board has determined that the respective Board committees will review applicable risk areas at least quarterly.  The Company has used elements of the Committee of Sponsoring Organizations, or COSO, ERM framework to build a tailored approach to risk management that fits the culture and risk environment of the Company.  The Company’s senior internal audit professional also reviews risk areas with senior management on a regular basis.

Aligning Stockholder Interests and Compensation Risk Mitigation

We have reviewed all of our compensation programs and found none that would be reasonably likely to have a material adverse effect on the Company.  Our performance-based executive compensation program, as described more fully in the Compensation Discussion and Analysis ("CD&A") section of this Proxy Statement, coupled with our stock ownership guidelines, aligns the interests of our executives with stockholders by encouraging long-term superior performance without encouraging excessive or unnecessary risk-taking.  Our long-standing compensation philosophy discussed in the CD&A is a key component of our history of consistent growth, which demonstrates an alignment of the interests of participants and stockholders and rewards each with increased value over the longer term.  As shown in the "Total Compensation Mix" table, the compensation of our executives is primarily based on performance over a long-term period.  We believe the performance-based vesting of our stock appreciation rights ("SARs"), restricted stock and restricted stock units ("RSUs") drives long-term decision making and mitigates adverse risk-taking that may occur due to year-over-year performance measurements, and rewards growth over the long term.  The Compensation Committee, with the guidance and assistance of its independent compensation consultant, reviews and approves compensation components for all named executive officers and other senior executives.  Annual incentives are reviewed each year, and payments are limited and subject to Compensation Committee discretion.   The bonus plans for other Team Members are linked to financial, customer or operating measures.  Management regularly reviews and audits the Company’s bonus plans to ensure short-term incentives are appropriately linked to business outcomes, and the results of the audits are regularly reported to the Compensation Committee. Directors and management are subject to the Company's insider trading policy, which prohibits hedging with Company stock and prohibits the pledging of Company stock unless certain stringent requirements are met.

 Compensation Committee Interlocks and Insider Participation

None of the members who served on our Compensation Committee at any time during fiscal 2012 had any relationship with the Company requiring disclosure under the section of this Proxy Statement entitled "Related Party Transactions."  Also, none of our executive officers serves, or in the past fiscal year has served, as a member of the Compensation Committee (or other board committee performing equivalent functions, or in the absence of any such committee, the board of directors) or the board of directors of any entity that has one or more of its executive officers serving on our Compensation Committee or Board.

DIRECTOR COMPENSATION

Under our director compensation program, each non-management director receives annual compensation that is comprised of a combination of cash and equity-based compensation.  Management directors do not receive any additional compensation for services as a director.  Non-management directors receive an annual retainer of $57,500 and all additional applicable retainers or fees as set forth in the following paragraph.

Directors who chair Board committees receive additional retainer amounts annually for their committee chair responsibilities. The Audit Committee chair receives $20,000.  Each chair of the other Board committees receives $10,000.  The Board chair receives an additional $100,000 retainer.

Each non-management director may elect to receive all or a portion of his or her annual retainer on a deferred basis in the form of deferred stock units, or DSUs.  Each DSU is equivalent to one share of our common stock.  Dividends paid by the Company are credited toward the purchase of additional DSUs.  DSUs are payable in the form of common stock to participating directors over a specified period of time as elected by the participating director, or whenever their Board service ends, whichever is sooner.

In addition, each non-management director receives long-term equity incentives valued at $120,000 per year.  The long-term incentives are awarded annually in the form of DSUs.  Directors’ annual stock-based compensation is granted to them shortly after the date of the annual stockholder meeting.  Board members who are appointed at any time other than at the annual meeting receive a prorated DSU award with a grant value based upon the number of months from their election date until the next annual stockholder meeting. The long-term equity incentives are delivered in two equal portions of DSUs, each with different schedules for conversion into common shares.  The first type of DSUs is fully vested after one year of board service and is distributed in common shares after the director’s service on the board ends.  The second type of DSUs is fully vested after one year of board service and is distributed in common shares after three years.  Directors may choose to defer receipt of the second type of DSUs beyond the initial three years.  In May 2012, each non-management director received long-term incentives valued at $120,000, which were granted in the form of 1,719 DSUs.

2012 Director Summary Compensation Table

Information provided in the following table reflects the compensation delivered to our directors who are not named executive officers for our last fiscal year:

Name	Fees Earned or Paid in Cash (a) ($)	Stock Awards (b) ($)	All Other Compensation(c) ($)	Total ($)
John F. Bergstrom	$57,500	$120,000	$ —	$177,500
John C. Brouillard	157,500	120,000	—	277,500
Fiona P. Dias	57,500	120,000	—	177,500
Frances X. Frei	57,500	120,000	—	177,500
William S. Oglesby	67,500	120,000	—	187,500
J. Paul Raines	67,500	120,000	—	187,500
Gilbert T. Ray	67,500	120,000	—	187,500
Carlos A. Saladrigas	77,500	120,000	—	197,500
Jimmie L. Wade	—	100,023	158,131	258,154

(a)	Information includes paid or deferred board annual retainers and chair retainers during Fiscal 2012.

(b)
Except in the case of Mr. Wade, represents the grant date fair value of deferred stock units granted during Fiscal 2012.  For Mr. Wade, represents the target level grant date fair value of an annual grant consisting of 684 time-based and 683 performance-based RSUs granted to him on December 3, 2012 pursuant to the terms of his Employment Agreement with the Company, which is described in the "CD&A" section of this Proxy Statement. The terms of Mr. Wade's grant are consistent with those described in the "Grants of Plan-Based Awards Table" of this Proxy Statement. The grant date fair value is calculated using the closing price of the Company’s stock on the date of grant.  For additional information regarding the valuation assumptions of this award, refer to Note 18 of the Company’s consolidated financial statements in the 2012 Form 10-K filed with the SEC on February 25, 2013.  These amounts reflect the aggregate grant date fair value computed in accordance with ASC Topic 718, and do not correspond to the actual value that will be realized by the directors.

(c)
Includes Mr. Wade's annual salary of $150,010, pursuant to the terms of his Employment Agreement with the Company, which is described in the "CD&A" section of this Proxy Statement, as well as Company matching contributions according to the terms of the Company’s 401(k) plan and life insurance premiums paid by the Company for Mr. Wade. Mr. Wade did not receive any compensation pursuant to the non-management director compensation program.

Directors’ Outstanding Equity Awards at 2012 Fiscal-Year End Table

The following table provides information about the equity awards outstanding as of the end of our last fiscal year for our directors who are not also named executive officers:

Name	Outstanding Stock Options and SARs	Outstanding Deferred Stock Units	Outstanding Restricted Stock and RSUs
John F. Bergstrom	5,709	9,006	—
John C. Brouillard(a)	28,209	13,597	—
Fiona P. Dias	—	8,160	—
Frances X. Frei	—	8,956	—
William S. Oglesby	20,709	13,871	—
J. Paul Raines	—	8,445	—
Gilbert T. Ray	20,709	12,636	—
Carlos A. Saladrigas	20,709	13,771	—
Jimmie L. Wade(b)	125,228	—	12,454

(a)
Outstanding stock options and SARs for Mr. Brouillard reflect stock incentives awarded to him during his tenure as our interim Chair, President, and Chief Executive Officer which continue to vest during his service as a director and will expire in the future according to the terms of the original long-term incentive agreements.

(b)	Outstanding stock options, SARs, restricted stock and RSUs for Mr. Wade reflect equity awards granted to him as an executive of the Company.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee is comprised entirely of three independent directors who meet independence, experience and other qualification requirements of the NYSE listing standards, and the rules and regulations of the SEC.  Mr. Raines is the chair of our Compensation Committee.  The Compensation Committee operates under a written charter adopted by the Board.  Our charter can be viewed on our website at www.AdvanceAutoParts.com under the Investor Relations section.

We have relied on management’s representation that the compensation discussion and analysis presented in this Proxy Statement has been prepared with integrity, objectivity and in conformity with SEC regulations.  Based upon our discussion with management, we recommended to the Board that the compensation discussion and analysis be included in this Proxy Statement.
THE COMPENSATION COMMITTEE
J. Paul Raines (Chair)
John F. Bergstrom
Fiona P. Dias

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
Performance Highlights
Advance Auto Parts is a customer-focused company that has a track record of delivering value to our stockholders. Our management team’s execution of customer-focused programs and services has made it possible to grow stockholder value over time. However, Fiscal 2012 proved to be a challenging year, as evidenced by our lower sales growth and a decline in our operating profitability. Our overall financial results are more fully described in "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K filed with the SEC on February 25, 2013. Below is a summary of our financial performance in Fiscal 2012:

•	Total revenue grew 0.6 percent compared to 4.1 percent total revenue growth in Fiscal 2011.

•	Fiscal 2012 comparable store sales decreased 0.8 percent from Fiscal 2011 levels on top of 2.2 percent growth in Fiscal 2011.

•	Operating income declined 1.1 percent (or $7 million) to $657 million, as compared to Fiscal 2011.

•	Earnings per share increased 2.2 percent over Fiscal 2011.

•	Economic Value Added (“EVA”) decreased by 1.1 percent (or $3 million) to $294 million, as compared to Fiscal 2011.[1]
Despite lower operating results, we maintained our strategic focus and achieved several important strategic and operational milestones that we believe position us well for the future, including:

•	Entrance into the boroughs of New York City, through the acquisition of 21 former Strauss Auto Parts stores and six Steinway Auto Parts locations.

•	Opening of 137 stores in Fiscal 2012, the highest number of new store openings in five years and the best performing class of new stores in recent years.

•	Completion of negotiations that culminated in the addition of 124 stores in the Northeast through the acquisition of B.W.P. Distributors, Inc., which was completed in the first quarter of Fiscal 2013.

•	Launch of our in-house Commercial Credit program.

•	Opening of our new daily replenishment distribution center in Remington, IN.
________________________________________________________
1 We define EVA as net operating profit after taxes ("After-Tax Operating Earnings") less a charge for cost of capital as calculated on our total debt and equity ("Total Invested Capital").  For Fiscal 2012 and 2011, the calculation of our After-Tax Operating Earnings and Total Invested Capital can be found in the calculation of our return on invested capital in our Fourth Quarter earnings release which was filed as an exhibit to our Form 8-K filed with the SEC on February 7, 2013.  For purposes of comparing EVA among our peer companies, we utilize an independent consultant to provide us with the calculation of EVA on a comparable basis to our peer companies. The independent consultant utilizes a slightly different methodology for calculating EVA which is more in line with a broader group of companies versus that of our historical calculation of EVA which is more in line with our direct competitors. Our EVA for Fiscal 2012 as reported by the independent consultant was $271 million. Refer to the section of this Proxy Statement entitled “Long-Term Incentive Compensation” for further discussion of EVA as it relates to our long-term incentive program.

The pay-for-performance philosophy of our executive compensation programs described in this Proxy Statement has played a significant role in our ability to drive strong financial results by enabling us to attract and retain a highly experienced and successful team to manage our business.  Our pay programs strongly support our key business objectives and are aligned with the value provided to our stockholders.  Accordingly, if our stockholder value declines, so does the compensation delivered in the form of equity to our executives.  Further, as an executive’s level of responsibility within our organization increases, so does the percentage of total compensation that we link to performance (see sections entitled "Compensation Philosophy and Objectives" and "Executive Compensation Components").

In 2012, our executive team navigated our Company through a difficult year but continued to execute on our Company’s longer term strategies that are designed to continue our long-standing tradition of delivering strong performance results for our stockholders and serving our customers and the communities in which we operate.  We believe our executive compensation programs, as more fully described in this CD&A and accompanying tables contained in this Proxy Statement, are structured in the best manner possible to support our Company and grow our business profitably for many years, as well as to support our culture and the traditions that have guided us for 80 years.

Fiscal 2012 Executive Officer Compensation Program Highlights
The following table summarizes the compensation elements provided for our named executive officers in Fiscal 2012, as well as the rationale for the key actions and decisions made by the Compensation Committee of the Board ("Committee") with respect to each element.  Executives’ compensation consisted primarily of the following components in addition to limited perquisites and the retirement, health and welfare plans and programs in which all of our full-time U.S. employees participate.  More information is provided about each compensation element later in this CD&A.

Compensation Element	Key Features	Purpose		Fiscal 2012 Actions
Base Salary	• •
Fixed annual cash amount.

Base pay increases considered on a calendar year basis to align within the median range of our peer group (as described on pages 23 and 24 of this Proxy Statement.)  Actual positioning varies to reflect each executive’s skills, experience, time in job and contribution to our success.
		• •	Provide a fixed amount of cash compensation to attract and retain talented executives. Differentiate scope and complexity of executives’ positions as well as individual performance over time.	•
The Committee did not increase the base salary of the CEO and the COO but did increase the salaries of our other named executive officers in 2012 compared to 2011 to acknowledge additional responsibilities, to reward their performance and contribution to the Company's success and to improve alignment with competitive market levels.

Annual Incentive Plan ("AIP") Cash Incentive Award	• • •
Performance-based variable pay is tied to achievement of key Company financial and operating objectives.  Primary measures for 2012 included:
     • Operating income growth
     • Comparable store sales growth
     • Customer satisfaction improvement

Individual AIP opportunities are expressed as a percent of base salary and can vary for executives based on their positions. Target AIP award opportunities are generally established so that total annual cash compensation (base salary plus target AIP) approximates the median of our peer group. The range of potential payouts is zero to 200 percent of target.

AIP amount earned is determined based on the results achieved as determined by the Committee after evaluating Company performance against pre-established, short-term financial and operating goals. The Company must achieve a minimum level of Operating Income in order for any executive to receive a payment under the AIP.
		• •	Motivate and reward achieving or exceeding Company performance objectives, reinforcing pay-for-performance. Ensure alignment of short-term and long-term strategies of the Company.	• •
In 2012, the CEO's target AIP award opportunity was reduced from 150 percent of salary to 125 percent.

Although the Company's customer satisfaction scores would otherwise have resulted in an AIP payment for 2012, the Company did not achieve the minimum level Operating Income in order for any executive to receive a payment under the AIP. The Company also did not achieve the minimum comparable store sales growth to achieve a partial AIP payment. Accordingly, the executives did not receive an AIP payment for 2012.

Long-Term Incentive Compensation (Award value delivered through grants of SARs, restricted stock and RSUs)	• • • •
Awards granted annually based on competitive market grant levels.

The annual awards to named executive officers were in the form of SARs (75 percent of the award value) and RSUs (25 percent of the award value). Ms. Broome's award in August 2012 was made in the form of SARs (75 percent of the award value) and shares of restricted stock (25 percent of the award value).

Time-based vesting: 50 percent of all awards to the CEO, CFO and COO and 75 percent of all awards to Senior Vice Presidents vest in three approximately equal annual installments commencing on the first anniversary date of the grant based on continuing service.

Performance vesting:  50 percent of all awards to the CEO, CFO and COO and 25 percent of all awards to Senior Vice Presidents are performance-based.  The performance-based portion of the award, when added to the time-based portion, represents 100 percent of the target level award.  The total number of SARs and RSUs (or shares of restricted stock in the case of Ms. Broome's August 2012 grant) awarded to named executive officers can increase up to a maximum of an additional 100 percent of the target level award if Company EVA performance meets or exceeds the EVA performance of 80 percent of our peer companies over a three-year performance period.
• • • •
Stock-based compensation links executive compensation directly to stockholder interests.

Multi-year vesting creates a strong retention mechanism and provides incentives for long-term creation of stockholder value.

Performance-based vesting provides a direct connection of potential stock value with executives’ long-term goals to increase EVA more than our peer group companies.

Comparison of EVA performance with a peer group provides a clear market-based indication of our success relative to other companies.
• • •
The 2012 target awards to the NEOs were unchanged from 2011 levels.

For the 2013-2015 performance period, the performance-based vesting portion of the long-term incentive grants for our CEO, CFO and COO remain at 50 percent of the target award with the remaining 50 percent being time-based to maintain the strong pay-for-performance alignment in the long-term incentive program. The long-term incentive grants to Senior Vice Presidents continue to be comprised of 75 percent time-based and 25 percent performance-based vesting components. The maximum vesting amount that can be earned for achievement of maximum performance goals is 200 percent of the target level grant.

Based on our relative EVA performance for the 2010 through 2012 performance period, our CEO, CFO and COO earned a total of 104.4 percent of the target grant (including both time-based and performance-based grants). Similarly, our Senior Vice Presidents earned a total of 106.6 percent of the target grant.

Compensation Governance Highlights

Our Company believes good corporate governance practices that reflect our values and support our strong strategic and financial performance must include policies and procedures related to our compensation practices. Consistent with this belief, during Fiscal 2012 our Board adopted an Incentive Compensation Clawback Policy, which provides that the Incentive Compensation of a Covered Employee, as those terms are defined in the policy, may be required to be repaid if the Covered Employee's fraud or willful misconduct caused the Company to prepare an accounting restatement due to the Company's material non-compliance with financial reporting requirements. The policy applies to current and former executive officers of the Company and any other employee that the Committee or the Board may designate. As discussed in the "Employment Agreements" section of this CD&A, our CEO's employment agreement has been amended to provide that his incentive compensation is subject to the new clawback policy as well as to eliminate the provision for tax gross-up payments related to change in control payments. As explained in the "Potential Payments Upon Termination of Employment or Change in Control Table" contained in this Proxy Statement, the LTI awards granted on December 3, 2012, provide that in the event of a Change in Control, as defined in the Advance Auto Parts 2004 Long-Term Incentive Plan, as amended ("2004 LTIP"), immediate vesting of outstanding awards will not occur unless either the awards are not replaced or the executive's employment is terminated without Due Cause (as defined in the Executive's employment agreement) within 24 months following the change in control.

Our Board has established stock ownership guidelines, which require directors and senior officers of the Company to achieve and maintain meaningful levels of stock ownership to ensure better alignment with the interests of our stockholders. In addition, LTI awards granted to our CEO during the three most recent fiscal years include a one-year holding period for shares acquired from the exercise of SARs or the vesting of restricted stock or RSUs. The Company's Insider Trading Policy prohibits directors and certain employees from transactions in our stock except during specified window periods and prohibits directors and all employees from engaging in hedging transactions with respect to our common stock. As discussed in the "Compensation Decision Roles" section of this CD&A, the Committee has exercised its authority to retain the services of an independent compensation consultant.

Compensation Decision Roles

The Committee has final approval on the determination of all compensation recommendations for our named executive officers and other executive officers, authorizes all awards under the 2004 LTIP, recommends or reports its decisions to the Board and oversees the administration of the compensation programs for executive officers, including the named executive officers.  Decisions regarding non-equity compensation of other employees are made by management.  The chief executive officer annually reviews the performance of each named executive officer and other senior executive officers and makes recommendations with respect to salary adjustments and incentive amounts to the Committee.  The Committee’s annual review of the chief executive officer’s performance includes feedback from the Board and members of the Company’s senior management team.  Management is responsible for developing and maintaining an effective compensation program throughout the Company.  The Committee’s charter lists the specific responsibilities of the Committee and can be found under the Investor Relations section of the Company’s website at www.AdvanceAutoParts.com.

The Committee has engaged Frederic W. Cook & Co., Inc. ("Cook"), an independent consulting firm, to provide advice and assistance to the Committee when making compensation decisions for our named executive officers, as well as for other senior executives.  Cook reports directly to the Committee, and all services provided by Cook are provided on behalf of the Committee.  Cook provides information regarding market compensation levels and practices, assists the Committee in the review and evaluation of such compensation levels and practices and advises the Committee regarding compensation decisions, particularly with respect to the compensation of our chief executive officer.  Cook also provides information and advice on non-employee director compensation.  A principal of Cook attends meetings of the Committee, as requested, and communicates with the Chair of the Committee, as necessary or advisable, between meetings.  Cook does not provide any non-executive compensation services to us directly or indirectly through affiliates.  In 2012, Cook did not provide any services to the Company other than those requested by the Committee Chair and those related to Cook’s engagement as independent consultant to the Committee.

Compensation Philosophy and Objectives

Our executive compensation philosophy is straightforward – we pay for performance.  Our executives are accountable for the performance of the business and are compensated based on that performance.  Our executive compensation programs are designed to attract and retain top executive talent and motivate them to achieve outstanding operational and financial performance.  This performance, in turn, builds value for our stockholders.  Our programs aim to ensure that:

•	compensation is linked to annual and long-term Company performance goals that are structured to align the interests of executive officers with those of our stockholders;

•	our executive officers are rewarded for achieving sustainable, profitable growth of the Company;

•	our executives are rewarded for engaging employees and ensuring customer satisfaction;

•	a significant portion of total compensation is stock-based, thereby further aligning the interests of executive officers and of our stockholders; and

•
compensation is competitively positioned with compensation levels comparable to our retail competitors so we can attract, retain and motivate the superior management talent essential to our long-term success.

Setting Executive Compensation

In determining appropriate compensation opportunities for our named executive officers, the Committee reviews competitive market data provided by Cook on compensation practices among a peer group of other specialty retailers.  On behalf of the Committee, Cook conducts an annual review, which includes an annual competitive review of the compensation practices of our peer companies, including named executive officer pay levels and compensation mix.  This review also includes the aggregate long-term incentive grant practices of our peer companies, potential share dilution from equity compensation grants, annual share usage and aggregate long-term incentive compensation costs.

The Committee considers information from the peer group regarding executive compensation levels and practices and our relative performance against peer companies.  Peer group companies are selected based on their similarity to us with respect to several factors, including sales, store and employee count, market capitalization, customer profile, and business-to-business and direct-to-customer business models.  The companies comprising the peer group used in competitive comparisons of executive compensation levels to help the Committee evaluate compensation opportunities for 2012 were:

AutoZone	LKQ Corp.	Sherwin-Williams
Bed Bath & Beyond	OfficeMax	Tractor Supply
Dollar General	O’Reilly Automotive	Uni-Select
Dollar Tree	Pep Boys Manny Moe & Jack	Wesco Intl.
Family Dollar	PetSmart	Williams-Sonoma
Fastenal	RadioShack	W.W. Grainger
Genuine Parts

The same peer companies are used for determination of our relative performance for the performance-based long-term incentive awards. In August 2012, Cook completed its annual review of our comparative peer group to ensure the companies remained appropriate and relevant for use in competitive compensation analyses as well as to measure our relative performance.  No changes were made to the peer group that will be used for relative performance comparisons in the 2013-2015 performance period for performance-based awards granted in 2012.

The Committee also utilized the 2012 National Retail Industry database provided by Hay Group, an independent consulting firm retained by management, as another reference point for executive compensation decisions in 2012.  Hay Group collected data from a broad group of over 100 retail companies with which we compete for key management and executive talent.  After adjusting the data using standard statistical methods based on revenue to make the information more comparable for a company of our size, Hay Group provided the retail compensation data to the Committee and Cook in a summary form.  The Hay Group retail compensation data provides a frame of reference for the Committee to consider as it makes decisions each year about base salary, annual incentives and long-term incentives for our named executive officers as well as other employees.  Due to the number of companies comprising the retail compensation data provided by Hay Group, the manner in which this data has been adjusted and the additional factors taken into consideration in determining the compensation for each executive, we believe that describing components of the retail compensation database in summary form better serves our investors’ understanding of our compensation policies than listing the more than 100 companies in the database.

Competitive Positioning of Executive Compensation Levels

For 2012, the Committee established base salary, annual incentive opportunities and long-term incentive target grants for our named executive officers primarily with reference to the peer group data provided by Cook.  The Hay Group retail compensation data was used as a secondary reference point.  In general, we try to position total compensation, as well as each component of compensation for the named executive officers, at the competitive median. Some of our named executives may have some components of total compensation below the competitive median, for example, in the case where the executive is new to his or her position. The target annual cash compensation of our chief executive officer is positioned below the 25th percentile in order to more strongly emphasize the long-term incentive component of his compensation. Executives have the potential to earn significantly higher compensation when our performance significantly exceeds performance goals or significantly lower compensation if our performance falls short of performance goals.

Executive Compensation Components

The principal components of compensation for our executive officers are:

•	base salary, which is intended to compensate executives for their primary responsibilities and individual contributions;

•	performance-based cash incentives, which are intended to link annual incentive compensation with the Company's annual performance achievements and operating results;

•	long-term equity incentives, which are intended to link long-term incentive compensation with the Company’s long-term value creation; and

•	retirement savings and other compensation.

Although there is no pre-established policy or target for the allocation between specific compensation components, the majority of an executive officer’s annual total target compensation is determined by Company performance as compared to performance goals established for our annual and long-term incentive plans. We believe this approach reflects our objective of aligning the interests of our executives and stockholders without encouraging excessive or unnecessary risk-taking.

The table below illustrates how total compensation for our named executive officers for Fiscal 2012 was allocated between performance-based and fixed components, how performance-based compensation is allocated between annual and long-term incentive components and how total compensation is allocated between cash and equity components.  These percentages are based on annualized target total compensation values and do not necessarily correspond to, and are not a substitute for, the values disclosed in the “Summary Compensation Table” and supplemental tables provided later in this Proxy Statement.

2012 Total Compensation Mix Table (a)

	Percentage of Total Compensation that is:		Percentage of Performance- Based Total that is:		Percentage of Total Compensation that is:
Name	Performance- Based	Fixed	Annual	Long-Term	Cash	Equity
Darren R. Jackson	84%	16%	24%	76%	36%	64%
Michael A. Norona	72%	28%	36%	64%	54%	46%
Kevin P. Freeland	74%	26%	35%	65%	52%	48%
Charles E. Tyson	60%	40%	43%	57%	65%	35%
Donna J. Broome	61%	39%	42%	58%	65%	35%

(a)
Only amounts for base salary, annual incentive compensation and long-term incentive compensation (SARs, restricted stock and RSUs) were included in calculating the percentages in this table.  Other forms of compensation shown in the "Summary Compensation Table" are not included.

Base Salary

The Committee reviews the information provided by Cook regarding executives’ base salary levels compared to the base salaries of executives of companies in our peer group as presented in their latest available proxy statements.  The Committee also reviews the chief executive officer’s assessment of each executive’s individual performance and responsibilities to determine appropriate compensation for each executive.  The Committee has determined that, in order to enable the Company to attract and retain the executive talent important to our long-term growth, the compensation strategy should generally aim to position base salaries at or slightly below the median of the Cook peer group data as described in the "Competitive Positioning of Executive Compensation Levels" section above.

In determining base salaries for executives, as well as in determining incentive compensation opportunities, the Committee evaluates each executive’s individual performance on both an objective and subjective basis.  All executives have individual goals established near the beginning of the fiscal year.  Each executive’s annual goals include specific goals related to the Company’s business strategy of focusing on improving financial and operational results.  Individual goals for Fiscal 2012 included sales growth, profit growth, customer satisfaction and Team Member engagement.  These measures, as well as professional development goals, are intended to drive our business growth during the fiscal year while increasing the long-term viability of the business.  The executive’s individual goals and measurement of success vary with the individual executive’s area of responsibility.  In addition to “what” the executive achieves with respect to his or her annual goals, all executives are also evaluated on "how" he or she demonstrates our values of inspiring, serving and growing our profitability with integrity with our Team Members and customers.  For example, an executive may have a goal to improve customer satisfaction ratings by a certain percentage during the fiscal year as measured by a third party.  The Committee considers the chief executive officer’s most recent evaluation of an executive’s performance with respect to the executive’s individual goals, along with the executive’s scope of responsibilities and the Company’s performance.  Further, the Committee reviews the competitive compensation data and exercises its judgment regarding base salary decisions for each executive.  Thus, if the Company has performed well as measured against its strategic goals, but an individual executive has fallen short of achieving his or her individual performance goals, the Committee may exercise its judgment in maintaining the executive’s base salary at a constant level from one year to the next, or the Committee may approve a smaller salary increase than would have been the case if the executive had achieved his or her individual performance goals.  Conversely, if the executive’s individual performance has been outstanding, he or she may receive a salary increase even when the Company’s performance may have fallen short. Except for the chief executive officer and chief operating officer, changes were made to all executive officers' base salaries in April 2012 based on the Cook competitive review and reviews of the executives' 2011 performance. In addition, our Senior Vice President, Commercial Sales and Marketing, received a salary increase in June 2012 related to a promotion in conjunction with assuming additional responsibilities. The Committee chose to continue the emphasis of annual and long-term incentives in the compensation packages of our chief executive officer and chief operating officer, rather than increase base salary, to further strengthen the connection of their compensation with stockholders' interests.

Annual Incentive Plan

Our compensation philosophy connects our executives’ potential annual earnings to the achievement of performance objectives designed to support execution of our business strategies.  Our AIP provides for the payment of cash bonuses based upon Company performance in relation to predetermined financial targets established during the first quarter of the fiscal year.  For Fiscal 2012, we established incentive targets so that total annual cash compensation at the target level would achieve the Committee's desired positioning relative to market data, with the opportunity for higher total annual cash compensation for correspondingly higher performance.  The overall AIP potential varies depending upon the executive’s position.  For Fiscal 2012, Mr. Jackson's AIP target was lowered from 150 percent to 125 percent of base salary. This target pay mix is intended to maintain the strong link of the CEO's compensation to longer-term performance and alignment with stockholders' interests through a higher proportion of equity compensation. As a result, Mr. Jackson's target total annual cash compensation is below the Cook peer group median. AIP targets as a percentage of base salary for other named executive officers remained unchanged from 2011: Mr. Norona—90 percent; Mr. Freeland—100 percent; Mr. Tyson—65 percent; and Ms. Broome—65 percent.  The range of potential AIP payouts for 2012 ranged from zero to 200 percent of each executive officer’s incentive target, so that executives could earn above-target payouts when performance significantly exceeded our fiscal year financial plan.  All AIP target opportunities for our named executive officers are issued under the stockholder-approved 2007 Executive Incentive Plan.

The Committee approved our executives’ 2012 AIP design and financial targets in February 2012 as part of the annual financial and operating planning process established by the Board.  Under the AIP approved by the Committee for Fiscal 2012, performance measures included growth in the Company’s comparable store sales; growth in our operating income over prior year results; and performance on the Company’s customer satisfaction scores as of the end of 2012.  These performance measures were selected based on their alignment with key Company strategies, and they were weighted to reflect the significance of the key performance indicators in driving stockholder value.  Operating income growth comprised 60 percent and comparable store sales growth rate comprised 20 percent with the remaining 20 percent based on customer satisfaction to determine the executives’ annual incentive compensation opportunities.  The Company had to achieve a minimum of five percent operating income growth over Fiscal 2011 for named executive officers to receive any 2012 AIP payments.  The individual AIP awards are capped at 200 percent of each executive officer’s incentive target.

2012 Annual Incentive Plan Performance Results Table

The following table shows the actual performance results for Fiscal 2011 and Fiscal 2012, as well as the threshold and target performance levels for Fiscal 2012.

		2011	2012
Measure	Performance Weight	Actual	Threshold	Target	Actual	Payout Percentage
Operating Income ($ in millions)	60%	$664.6	$697.9	$714.1	$657.3	—%
Comparable Store Sales Growth Rate (a)	20%	2.2%	1.6%	3.2%	(0.8)%	—%
Commercial Customer Satisfaction Score (b)	10%	65	65	66	65	6%
DIY Customer Satisfaction Score (b)	10%	73.6	74	75	73	—%

(a)	Percentage increase in same store sales versus 2011.

(b)	Customer satisfaction scores are measured each month by an independent third party and reported to the Company.

Although we saw improved sales performance trends in the fourth quarter of Fiscal 2012, we did not achieve our sales growth and profitability expectations for Fiscal 2012 due primarily to softness in many of our colder weather markets driven by the unseasonably warmer temperatures which decreased demand for failure parts and maintenance parts. The uncertainty in the U.S. economy also decreased customer demand as consumers faced fluctuating gas prices, high unemployment and low consumer confidence. Our Fiscal 2012 operating income and comparable store sales declined from Fiscal 2011 levels and fell below the threshold levels required for payment of any AIP bonuses to our named executive officers. During 2012 we accelerated the pace of our new store growth, which we expect to contribute to future improvements in our operating income. While our Commercial customer satisfaction score for 2012 met the threshold level, the named executive officers did not earn or receive any 2012 AIP bonus payments because we did not meet the threshold level of operating income performance.

For additional information about the Company’s AIP, please refer to the "2012 Grants of Plan-Based Awards Table" contained in this Proxy Statement, which shows the threshold, target and maximum incentive amounts payable under the plan for our Fiscal 2012 performance. While not a factor in the AIP payout for Fiscal 2012, the 2012 AIP design provided that the incentive amounts that would otherwise be payable to an executive based on the Company's achievement of the Fiscal 2012 performance measures could be decreased by 50 percent in the case of trailing personal performance by that executive.

Long-Term Incentive Compensation

Our executives receive long-term incentive compensation intended to link their compensation to the Company’s long-term financial success.  Long-term incentive compensation grants were made in December 2012 to executive officers and other employees eligible for long-term incentives.  In December 2012, 75 percent of each named executive officer’s target grant value was awarded in the form of stock-settled SARs, and 25 percent was granted in the form of RSUs under the 2004 LTIP, which was approved by stockholders in May 2004 and amended with stockholder approval in 2007.

For the annual awards made in December 2011 and 2012, 50 percent of the target awards granted to Messrs. Jackson, Norona and Freeland and 25 percent of the target awards to Mr. Tyson and Ms. Broome may vest based on our three-year EVA performance relative to a defined peer group. The remaining portion of the target awards vest in three approximately equal annual installments on the first three anniversaries of the date of grant, subject to the named executive officer’s continued employment.  Long-term incentive awards granted prior to December 1, 2011 to all named executive officers had 75 percent of the award vesting equally over three years on each anniversary of the grant with 25 percent of the award vesting based on our three-year EVA performance. Commencing with the annual long-term incentive awards granted on December 3, 2012, we began to grant RSUs instead of shares of restricted stock. The terms of Mr. Jackson’s December 2010, 2011 and 2012 awards require him to hold the shares realized upon the exercise of the SARs and the lapse of the restrictions on the restricted stock awards, net of shares withheld to satisfy the applicable withholding tax requirements, for a period of one year.

The performance-based portion of each award may vest in whole or in part as of March 1 of the calendar year following the end of the performance period after certification by the Committee of the EVA performance for the respective three-year performance period.  EVA was adopted as the performance measure because we believe it is the measure most strongly aligned with the creation of long-term stockholder value.  For purposes of this program, EVA is defined as net operating profit after taxes ("After-Tax Operating Earnings"), less a charge for cost of capital as calculated on our total debt and equity ("Total

Invested Capital") during the three-year performance period.  The Company utilizes an independent consultant to prepare objective EVA performance calculations for the Company and its peer group companies for each performance period. Grants of performance-based SARs and restricted stock (or RSUs commencing in December 2012) made in 2010, 2011 and 2012 will be earned based on our EVA performance as compared to the EVA performance of the companies in our peer group for the 2011-2013, 2012-2014 and 2013-2015 performance periods, respectively.  For the annual awards made in December 2012, the peer group for purposes of measuring our relative EVA performance is the same as the peer group used for the December 2010 and December 2011 awards. This peer group is defined in the "Setting Executive Compensation" section of this Proxy Statement.  We believe the use of a peer group for these grants increases alignment of long-term incentive compensation earned by executives with stockholder value created relative to that of the peer companies.  For the 2010 grants, a minimum absolute level of EVA performance for the respective three-year performance period must be achieved in order for any performance-based award to be earned.  Commencing with the December 2011 grants, the awards do not include a required minimum absolute level of EVA for the performance period because the Committee believes the EVA performance relative to the defined peer group is an adequate performance requirement and the awards are already aligned with our absolute EVA performance because they are in the form of SARs, restricted stock or RSUs.

The number of SARs, restricted shares and RSUs that can potentially vest is determined by the EVA performance relative to the EVA of peer group companies. For the performance-based portion of the awards granted on December 3, 2012, the Company’s EVA performance during fiscal years 2013 through 2015 must exceed the EVA performance of 40 percent of our peer group companies during the three-year performance period before the executive officers may become eligible to receive any performance-based awards.  In order for the executive officers to earn the performance-based portion of the award at target level, the Company’s EVA performance must equal the peer group median.  As the Company's EVA performance exceeds the 40th percentile of peer group companies and approaches the 80th percentile of peer group companies, more SARs and RSUs vest. Executive officers may receive additional SARs and RSUs up to a maximum of an additional 100 percent of their target level awards if the Company’s EVA performance meets or exceeds the EVA performance of 80 percent of the peer group companies.

2013-2015 Performance Vesting Table

The table below provides a summary of the performance vesting criteria of the December 2012 long-term incentive grants to our named executive officers.

Long-Term Incentive Shares Vested as Percent of Target -CEO, CFO, and COO (a)	Long-Term Incentive Shares Vested as Percent of Target -Senior Vice Presidents(a)	Company EVA Performance Compared To Peer Companies (b)
200%	200%	80th Percentile or more
100%	100%	50th Percentile
50%	75%	40th Percentile or lower

(a)
Represents the percent of SARs and RSUs issued compared to the executive's target grant, inclusive of the time-vesting portion.  For example, 10,000 SARs at target can increase to 20,000 SARs at maximum vesting. Vesting levels are pro-rated on a graduated scale between the minimum (50%) and maximum (200%) vesting levels, or between the minimum (75%) and maximum (200%) vesting levels in the case of Senior Vice Presidents.

(b)	Peer group companies are defined in the "Setting Executive Compensation" section of this Proxy Statement.

The Committee established long-term incentive guidelines for each executive level after considering competitive long-term incentive grant values provided to similarly-positioned executives of the Cook peer group companies.  The Committee also considers the individual executive’s potential impact on our future performance and most recent performance evaluation when awarding individual grants.  The "Base Salary" section of this Proxy Statement provides more information regarding the factors considered to determine whether each individual executive’s award should be adjusted as compared to the guideline level previously established for the executive.

All equity awards to executive officers are approved by the Committee.  The Committee approved the guidelines for the December 2012 annual long-term incentive awards and a grant date of December 3, 2012 at the Committee’s meeting in November 2012.  The approved grant values were converted into a number of SARs and RSUs based on the closing price of the Company’s common stock on the date of grant and for the SARs, the Black-Scholes value.  Newly hired or promoted executives are generally eligible to receive prorated long-term incentive grants shortly after their hire or promotion date based on the long-term grant guidelines approved by the Committee for the fiscal year.  Pro-ration is based on the time from promotion or hire through the end of the fiscal year.  For newly hired executive officers, the Committee approves compensation arrangements containing equity awards as deemed appropriate.  Grants for newly hired or promoted employees are generally granted on the third day our stock is traded on the NYSE following our earnings release for the quarter in which they were hired or promoted.  The "2012 Grants of Plan-Based Awards" and "Outstanding Equity Awards at 2012 Fiscal Year-End" tables contained in this Proxy Statement provide additional information about named executive officers’ 2012 long-term incentive awards.

The SARs awarded by the Committee have a term of seven years.  Upon exercise of the SARs, the amount of appreciation, representing the difference between the grant price and the price of our stock at the time of exercise, will be settled through issuance of Company stock, with any fractional shares to be paid in cash.  Dividend rights were granted in conjunction with the time-based portion of the RSU awards.  Dividend and voting rights are not applicable to the performance-based RSUs.

The long-term incentive grants awarded between December 1, 2009 and November 30, 2010 included an opportunity to earn additional SARs and shares based on the Company's EVA performance as compared to the companies in our peer group for the 2010-2012 performance period, as outlined in the "2010-2012 Performance Vesting Table" on page 22 of the Company's 2010 proxy statement. In addition, achievement of a minimum absolute EVA level, which was established as $542 million at the time of grant, was required to earn any of the performance-based portion of the award. These awards vested on March 1, 2013 at 104.4 percent of target level for our CEO, CFO and COO, and at 106.6 percent of target level for our other named executive officers, based on the Company's EVA performance relative to our peer group and the achievement of cumulative EVA of $707.2 million for the performance period.

Special Performance-Based Long-Term Incentive Award

On March 1, 2013, the Committee granted a one-time special performance-based long-term incentive award to certain team members, including our named executive officers. The purpose of the grant is to support our long-term strategic plan that focuses on improvement in operating performance over the next several years. The special grant was made in the form of performance-based RSUs that will be settled in shares of common stock, to the extent earned, at the end of the three-year performance period, which is comprised of the Company's Fiscal Years 2013 through 2015. Each executive was granted a number of performance-based RSUs equal in value to one time his or her base salary, as measured by the fair market value of the Company's common stock on the date of grant. A maximum of 100 percent of the performance-based RSUs may be earned based on achievement of the specified target level of cumulative operating income during Fiscal Years 2013 through 2015. If the specified threshold level of cumulative operating income is achieved during the performance period, 50% of the target level award will vest. If the threshold performance objective is not achieved, no RSUs will vest. If the Company's performance exceeds the threshold level but falls below the target level, a portion of the RSUs will vest in a proportional amount between the 50% threshold and 100% target level awards. Prior to vesting of the award, award recipients will not be entitled to receive dividends or voting rights with respect to the performance-based RSUs.

Retirement Savings Programs

Executives are eligible to participate in our 401(k) plan, along with other eligible employees of the Company, once they meet eligibility requirements. The Company provides the same match offered to all employees of the Company.  The Company matches 75 percent of each dollar up to five percent of executives’ contributions or the maximum contributions permitted by Internal Revenue Service plan testing limitations, whichever is lower.  Generally, executives’ ability to accumulate retirement savings through our 401(k) plan is limited due to Internal Revenue Service limitations with respect to highly compensated employees.  Consequently, we have established a non-qualified deferred compensation plan for named executive officers and certain other eligible executives.  Pursuant to the plan, eligible employees were able to defer up to 50 percent of their annual salary and up to 50 percent of their bonus earnings in 2012.  Earnings on deferrals, if any, depend on the market-based investment funds selected by the executives.  The Company does not match executives’ deferrals into the non-qualified deferred compensation plan.  All compensation deferred under this plan is distributed in cash to the executive on a future date elected by the participating executive or upon termination of employment, whichever occurs first.  Distribution of deferred compensation payments must occur at least six months following termination of employment.

Executive officers and senior vice presidents may also voluntarily defer up to 50 percent of their base salary into our Deferred Stock Unit Plan.  Deferred earnings are converted into equivalent stock units of Company stock at 100 percent of the market price based on the closing price of our stock on the deferral date.  Prior to the beginning of the year in which the deferrals begin, eligible executives must make irrevocable participation elections and designate future distribution dates for both the deferred compensation and deferred stock unit plans.  All deferred stock units, or DSUs, are settled in Company stock.

Detailed information about deferrals made by named executive officers is presented in the "2012 Non-Qualified Deferred Compensation Table" contained in this Proxy Statement.

Other Compensation

Taxable perquisite allowances are provided to named executive officers and certain other executives under our Executive Choice Plan.  The Committee believes the allowances are reasonable and consistent with the objectives of the overall compensation program and better enable the Company to attract and retain superior employees for key positions.  The Committee periodically reviews the levels of allowances for named executive officers.  Executives may apply their allowances toward personal development, legal and financial planning expenses, health club memberships, supplemental disability and life insurance policies or automobile expenses. Offering these allowances enables the Company to maintain a competitive total compensation package for our executives.  Allowance amounts for named executive officers are included in the "Summary Compensation Table" contained in this Proxy Statement.  Our named executive officers are also eligible for personal use of the Company aircraft on a limited basis subject to certain limitations set forth in the aircraft use policy approved by the Committee, which limits the maximum value to $100,000 for personal use by our Chief Executive Officer on an annual basis.  Personal use of the Company aircraft by other named executive officers must be approved by the Chief Executive Officer.  Executives do not receive tax gross-ups with respect to their perquisite allowances or personal use of the Company aircraft.

Employment Agreements

The Company competes for executive talent, and we believe that providing severance protection plays an important role in attracting and retaining key executives.  Accordingly, the Company has entered into employment agreements with all named executive officers and other selected senior executives.  The agreements for Messrs. Jackson, Norona and Freeland automatically renew for an additional one-year term unless either party provides notice of non-renewal at least 90 days prior to the end of the then effective term.  Effective June 4, 2012, employment agreements with Messrs. Norona and Freeland were automatically renewed for an additional one-year term according to the terms of the agreements.  The Company entered into an employment agreement with Mr. Jackson on January 7, 2008, when he became the Company’s President and Chief Executive Officer.  On October 8, 2012, his agreement was amended and renewed for a one-year term, effective January 7, 2013. The Company entered into agreements with Mr. Tyson and Ms. Broome effective November 1, 2008, for an initial one-year term. Their agreements provide that after the initial one-year term, the agreements are extended each day for an additional day until the Company provides at least 90 days' notice of its intention not to extend the executive's agreement.

The respective agreements for Messrs. Jackson, Norona and Freeland specify annual base salary and annual performance-based cash target bonus amounts for each executive, calculated as a specified percentage of the executive’s base salary.  The performance measures are determined by the Committee annually and are consistent with the measures applied to other senior executives.   The agreements for Mr. Tyson and Ms. Broome do not specify their respective annual base salaries or annual cash target bonus amounts. All executives are eligible to participate in all of the Company’s applicable benefit plans and programs pursuant to the terms of such programs.

If the executive’s employment is terminated in the event of the executive’s death, the Company has agreed to pay to the executive’s designated beneficiary or estate an amount equal to one year of base salary at the rate then in effect, plus, in the case of Messrs. Jackson, Norona and Freeland, an amount equal to the executive’s target level bonus in effect at the time of the executive's death. In the case of Mr. Tyson and Ms. Broome, if the executive’s employment is terminated in the event of the executive’s death, the Company has agreed to pay to the executive’s designated beneficiary or estate an amount equal to one year of base salary at the rate then in effect, plus an amount equal to the pro rata portion of any bonus that would have been payable to the executive with respect to all fiscal quarters completed prior to termination of employment, provided the criteria for such bonus other than the executive's continued employment are satisfied.

In the event of termination of employment due to disability as defined in the agreement, the executive will receive a lump sum payment amount equal to 30 percent of base salary at the rate then in effect, plus an amount equal to the executive’s target level annual bonus then in effect (or, in the case of Mr. Tyson and Ms. Broome, an amount equal to the pro rata portion of any bonus that would have been payable to the executive with respect to all fiscal quarters completed prior to termination of employment, provided the criteria for such bonus other than the executive's continued employment are satisfied) in addition to the benefits payable under our qualified group disability plan.  Executives are also granted a right to continue their medical benefits for up to one year post-termination at the same cost as active employees.

In addition, under the terms of the long-term incentive awards, if the executive’s employment is terminated on account of death or disability, all time-vesting restricted stock, RSUs, SARs and stock options granted to the executive pursuant to the Company’s 2004 LTIP or any successor plan will vest and become exercisable if not then vested or exercisable.  If the executive’s employment is terminated on account of death, disability or retirement prior to the vesting date of the executive’s performance-based SARs or restricted shares, the performance-based SARs and restricted shares or RSUs will become eligible for exercise or issuance on the normal vesting date for performance-based awards on a pro-rata basis for the time that the executive was employed during the performance period.  For grants awarded prior to December 3, 2012, the pro rata amount of performance SARs or restricted shares that will become eligible for exercise or issuance will be no fewer than the total number of shares at target level less the previously vested portion of the time-vested SARs and restricted shares. For grants awarded on or after December 3, 2012, the pro rata amount of performance SARs or RSUs that will become eligible for exercise or issuance will be based on actual Company performance through the end of the performance period.

For Messrs. Jackson, Norona and Freeland, if the Company terminates the executive’s employment without "Due Cause" or if the executive terminates his or her employment for "Good Reason," as defined in the agreements, other than following a Change in Control, as defined in the 2004 LTIP, the executive will be entitled to a lump sum severance payment in an amount equal to one year of base salary at the rate then in effect and the prorated value of the annual Executive Choice Plan.  In addition, Messrs. Jackson, Norona and Freeland will be entitled to receive an amount equal to an average of the past three years’ annual bonus payments.   For Mr. Tyson and Ms. Broome, if the Company terminates the executive’s employment without "Due Cause" as defined in the agreements, other than following a Change in Control, as defined in the 2004 LTIP, the executive will be entitled to a lump sum severance payment in an amount equal to one year of base salary at the rate then in effect and the prorated value of the annual Executive Choice Plan.  In addition, Mr. Tyson and Ms. Broome would be entitled to receive an amount equal to the pro rata portion of any bonus that would have been payable to the executive with respect to all fiscal quarters completed prior to termination of employment, provided the criteria for such bonus other than the executive's continued employment are satisfied. For grants awarded prior to December 3, 2012, any performance-based grants of SARs and restricted stock will vest immediately as of the date of the executive’s termination of employment at the target level and in the same ratio as the executive’s time-vested SARs and restricted shares.  For grants awarded on or after December 3, 2012, any performance-based grants of SARs and RSUs will vest immediately based on the Company's performance as of the date of termination of employment. Executives are also granted a right to continue their medical benefits for one year post-termination at the same cost as active employees and to receive outplacement services for a period of up to one year.

If within twelve months after a Change in Control the Company terminates the executive officer’s employment other than for Due Cause, death or disability, or the executive terminates the executive officer’s employment for Good Reason, Messrs. Jackson, Norona and Freeland will be entitled to receive a lump sum severance payment in an amount equal to two times base salary at the rate then in effect, plus two times the target annual bonus amount then in effect and the prorated value of the annual Executive Choice Plan.  Mr. Tyson and Ms. Broome will be entitled to receive a lump sum severance payment in an amount equal to one year of base salary at the rate then in effect plus an amount equal to the pro rata portion of any bonus that would have been payable to the executive with respect to all fiscal quarters completed prior to termination of employment, provided the criteria for such bonus other than the executive's continued employment are satisfied and the prorated value of the annual Executive Choice Plan.  In addition, the Company will provide the executive certain outplacement services for a period of up to one year.  In the event of a Change in Control, all time-vesting restricted stock, SARs and stock options granted to the executive prior to December 3, 2012, pursuant to the Company’s 2004 LTIP or any successor plan will vest and become exercisable if not then vested or exercisable.  Performance-based SARs and restricted stock will vest immediately on a pro rata basis based on the actual performance of the Company over the completed portion of the performance period prior to the Change in Control event.  However, the pro rata amount of performance SARs and restricted stock that will vest will be no fewer than the total shares at target level less the previously vested portion of the time-vested share awards. For grants made on or after December 3, 2012, all time-vesting SARs and RSUs will vest and become exercisable only if the acquiring entity does not exchange or replace the LTI grants or upon termination of employment within 24 months following the Change in Control event. Performance-based SARs and RSUs will vest at the same time on a pro rata basis based on the amount of time employed during the performance period and the Company's performance as of termination date. Executives are also granted a right to continue their medical benefits for up to one year post-termination at the same cost as active employees.

In the event of a Change in Control, Messrs. Freeland and Norona will be entitled to a tax gross-up payment intended to make them whole for excise taxes that may be imposed on the Change in Control payments.  In May 2009, the Company discontinued the tax gross-up payment provision for future agreements.  Effective January 7, 2013, Mr. Jackson's agreement provides that if payments upon termination of employment related to a Change in Control would be subjected to the excise tax imposed by Section 4999 of the Internal Revenue Code, and if reducing the amount of the payments would result in greater benefits to him (after taking into consideration the payment of all income and excise taxes that would be owed as a result of the Change in Control payments), we will reduce the Change in Control payments by the amount necessary to maximize the benefits received by him, determined on an after-tax basis.

The executives are subject to standard confidentiality and non-disparagement agreements during and following their employment.  Each executive has also agreed not to compete with the Company, not to recruit or employ our employees in other businesses and not to solicit our customers or suppliers for competitors during the term of the executive’s employment and for one year following termination of employment.  Mr. Jackson has agreed that he will not compete with the Company for two years following his termination of employment.  In order to receive any payments or benefits under the employment agreement, the executive or his legal representative must execute a release that is satisfactory to the Company. Information regarding applicable potential payments under such agreements for the named executive officers is provided under the heading "Potential Payments Upon Termination of Employment or Change in Control Table" contained in this Proxy Statement.

Effective January 7, 2013, Mr. Jackson's agreement provides that any incentive compensation granted to Mr. Jackson by the Company be subject to the Company's Incentive Compensation Clawback Policy as adopted by the Company's Board of Directors or Compensation Committee from time to time. Our Board of Directors adopted an Incentive Compensation Clawback Policy in November 2012. The policy provides that the Incentive Compensation of a Covered Employee, as those terms are defined in the policy, may be required to be repaid if the Covered Employee's fraud or willful misconduct caused the Company to prepare an accounting restatement due to material non-compliance with financial reporting requirements.

Effective September 15, 2011, our Board appointed Mr. Jimmie L. Wade, who previously served as President of the Company, to serve as a director and a member of the Board's Finance Committee. Effective January 1, 2012, Mr. Wade transitioned from his role as the Company's President. He continues to be employed by the Company reporting to the President and Chief Executive Officer and continues to provide strategic leadership to the Company. Mr. Wade entered into a new employment agreement effective January 1, 2012, which replaced his prior employment agreement and provides for an annual base salary of $150,000 and contains a reduced lump sum severance payment equal to $300,000 if his employment with the Company ends as the result of death, disability, termination of employment by the Company without Due Cause or a change in control. Mr. Wade's employment agreement also eliminated the provision for a tax gross-up in the event of termination of employment following a change in control and instead provides for a reduction in Change in Control payments in the manner described above with regard to Mr. Jackson's employment agreement. Mr. Wade's agreement continues to contain standard confidentiality, non-disparagement agreements and non-compete provisions like our executive officers. Mr. Wade does not receive non-management director compensation, but he is eligible to receive an annual grant of restricted stock awards with a value of at least $100,000.

Ownership Guidelines

The Company has had stock ownership guidelines in place since 2006 that prescribe required levels of stock ownership and the timeline for achieving the required levels of stock ownership by named executive officers and members of our Board.  These guidelines are designed to further strengthen and align Company leadership with stockholders’ interests and to enhance stockholder value over the long term.  Details of the current guidelines are included in the "Stock Ownership Guidelines for Directors and Executive Officers" section of this Proxy Statement and are posted on the Company’s website.  As of the end of our fiscal year, Messrs. Jackson and Norona have achieved their required ownership levels.  All other executives are currently progressing toward meeting the required ownership guidelines.

The terms of Mr. Jackson’s December 2010, 2011 and 2012 awards require him to hold the shares realized upon the exercise of the SARs and the lapse of the restrictions on the restricted stock awards, net of shares withheld to satisfy the applicable withholding tax requirements, for a period of one year.

Tax Deductibility of Pay

In designing our executive compensation programs, we consider the potential impact of Section 162(m) of the Internal Revenue Code, which disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1,000,000 in any taxable year paid to the Company’s named executive officers.  Compensation paid in accordance with a stockholder approved performance-based incentive plan is exempt from Section 162(m) and is tax-deductible for the Company.  Our 2007 Executive Incentive Plan was established and approved by our stockholders in 2007.  All 2012 annual incentives available to our named executive officers and all performance-based long-term incentives awarded in 2012, were subject to performance measures established and certified by the Committee consistent with the provisions of the Executive Incentive Plan.  The stockholder-approved 2004 LTIP enables us to exclude from the $1,000,000 limit any performance-based compensation resulting from long-term incentives or other qualifying awards granted under the plan to our named executive officers.  SARs and the performance-based portion of our restricted shares and RSUs meet the tax-deductibility requirements of Section 162(m) of the Internal Revenue Code.  We intend to structure compensation programs to meet the requirements of Section 162(m), other than time-vested restricted stock or RSUs, which are not considered performance-based under Section 162(m) of the Internal Revenue Code.  Accordingly, awards of time-vested restricted stock or RSUs are generally not deductible by the Company.  However, the Committee retains the authority to award compensation which may not be fully deductible by the Company. At the 2012 Annual Meeting, the Company's stockholders re-approved the performance objectives for the 2007 Executive Incentive Plan and the 2004 LTIP to maintain the Committee's ability to grant qualified "performance-based" compensation under Section162(m) of the Internal Revenue Code.

ADDITIONAL INFORMATION REGARDING EXECUTIVE COMPENSATION

Summary Compensation Table

The following Summary Compensation Table provides the compensation earned by our chief executive officer and our principal financial officer and the other three most highly compensated executive officers as of the end of each of the last three completed fiscal years.

			Stock Awards	Option or SAR Awards	Non-Equity Incentive Plan Compensation	All Other Compensation (e) (f) (g)	Total
Name and Principal Position		Salary	(a) (c)	(b) (c)	(d)	(h)
	Year	($)	($)	($)	($)	($)	($)

Darren R. Jackson	2012	$700,000	$687,505	$2,062,503	$—	$56,726	$3,506,734
President and Chief Executive Officer	2011	700,000	687,500	2,062,502	601,650	117,541	4,169,193
	2010	700,000	712,502	2,137,515	2,310,000	106,189	5,966,206

Michael A. Norona	2012	494,242	199,974	600,033	—	20,638	1,314,887
EVP, Chief Financial Officer	2011	469,240	212,506	637,502	241,987	15,964	1,577,199
	2010	450,008	199,971	600,043	735,075	15,983	2,001,080

Kevin P. Freeland	2012	550,014	250,022	750,003	—	16,683	1,566,722
Chief Operating Officer	2011	526,936	275,000	825,001	301,934	16,018	1,944,889
	2010	450,008	337,486	1,012,525	816,750	27,801	2,644,570

Charles E. Tyson	2012	398,475	87,511	262,500	—	14,008	762,494
SVP Merchandising and Marketing	2011	365,394	87,519	262,506	133,003	13,864	862,286
	2010	344,232	81,232	243,781	454,519	13,844	1,137,608

Donna J. Broome	2012	313,942	70,573	211,767	—	13,926	610,208
SVP Commercial Sales and Marketing (i)	2011	288,126	48,744	146,260	99,283	13,790	596,203
	2010	291,560	34,993	105,016	213,224	13,793	658,586

(a)
Represents the grant date fair value of RSUs or restricted stock granted for each year.  The grant date fair value is calculated using the closing price of the Company’s common stock on the date of grant. For additional information regarding the valuation assumptions of this award, refer to Note 18 of the Company’s consolidated financial statements in the 2012 Form 10-K filed with the SEC on February 25, 2013. See the "2012 Grants of Plan-Based Awards Table" and "Outstanding Equity Awards at 2012 Fiscal Year-End Table" in this Proxy Statement for information on stock awards granted in 2012 and prior years.  These amounts reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board’s Accounting Statement of Codification Topic 718 ("ASC Topic 718"), and do not correspond to the actual value that may be realized by the named executive officers.  Any performance awards included in these amounts have been valued based on the probable outcome of the performance conditions as of the grant date.

(b)
Represents the grant date fair value of SARs granted for each year.  For additional information regarding the valuation assumptions of this award, refer to Note 18 of the Company’s consolidated financial statements in the 2012 Form 10-K filed with the SEC on February 25, 2013. See the "2012 Grants of Plan-Based Awards Table" and "Outstanding Equity Awards at 2012 Fiscal Year-End Table" in this Proxy Statement for information on SARs awards granted in 2012 and prior years.  These amounts reflect the aggregate grant date fair value computed in accordance with ASC Topic 718, and do not correspond to the actual value that may be realized by the named executive officers.  Any performance awards included in these amounts have been valued based on the probable outcome of the performance conditions as of the grant date.

(c)	The maximum value for awards, assuming the highest level of performance is achieved for performance awards granted, is provided for each executive in the table below.

Name	Year	Restricted Stock or RSUs Maximum Value ($)	SARs Maximum Value ($)	Maximum Fair Value of Stock Awards and SARs ($)

Mr. Jackson	2012	$1,375,011	$4,125,006	$5,500,017
	2011	1,375,000	4,125,004	5,500,004
	2010	1,068,753	3,206,273	4,275,026

Mr. Norona	2012	399,874	1,200,066	1,599,940
	2011	425,012	1,275,004	1,700,016
	2010	299,957	900,065	1,200,022

Mr. Freeland	2012	499,971	1,499,986	1,999,957
	2011	550,000	1,650,002	2,200,002
	2010	506,229	1,518,788	2,025,017

Mr. Tyson	2012	175,023	524,942	699,965
	2011	175,038	525,012	700,050
	2010	142,156	426,617	568,773

Ms. Broome	2012	140,931	423,515	564,446
	2011	97,488	292,520	390,008
	2010	61,238	183,778	245,016

(d)
No annual incentive awards were earned for 2012 performance. For 2010 and 2011, amounts in this column were paid to the named executives in March of 2011 and 2012, respectively, for the preceding fiscal year’s performance according to the terms of the annual incentive plans in effect for each respective year.

(e)	Includes Company matching contributions according to the terms of the Company’s 401(k) plan.

(f)	Includes life insurance premiums paid by the Company for each executive.

(g)
Includes executive allowances for each executive for 2012. Information about these taxable perquisites is discussed under the heading "Other Compensation" in the Compensation Discussion and Analysis section of this Proxy Statement.

(h)
This column also includes the value of any personal use of the Company aircraft calculated at the incremental cost to the Company related to personal use of the Company aircraft. Individual expenses related to aircraft use for 2010, 2011 and 2012 are provided in accordance with the Company’s aircraft use policy. For 2012, reportable compensation for Mr. Jackson is $34,755, and reportable compensation for Mr. Norona is $4,062 related to Company aircraft use. The incremental cost to the Company for personal use of Company aircraft is calculated based on the primary variable operating costs to the Company, including fuel, maintenance and other miscellaneous variable costs. All personal use of the Company aircraft is reportable as taxable wages for executives and no tax reimbursements are provided by the Company.

(i)
Ms. Broome received two separate grants of restricted stock or RSUs and SARs in 2012. The first was an off-cycle grant that occurred in August 2012, in recognition of her promotion following an increase in job responsibilities. The performance period for this grant is the Company's 2012 -2014 fiscal years. The second grant occurred in December 2012, and coincided with the normal annual grant that was awarded to Company executives. More information is provided in the "2012 Grants of Plan-Based Awards Table" on the next page.

2012 Grants of Plan-Based Awards Table
The following table sets forth information concerning grants of cash and stock-based awards made under our annual and long-term incentive plans during 2012.  The threshold, target and maximum non-equity incentive award amounts shown in the table represent the amounts to be paid if the Company’s performance had met the respective levels of the four applicable performance measures.  The performance measures are more fully described under the heading "Annual Incentive Plan" in the Compensation Discussion and Analysis section of this Proxy Statement.  The threshold, target and maximum equity incentive award amounts shown in the table represent the amounts to be paid if the Company’s performance meets the respective level of applicable performance measures as more fully described under the heading "Long-Term Incentive Compensation" in the Compensation Discussion and Analysis section of this Proxy Statement.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards (b)			All Other Stock Awards: Number of Shares of Stock or Units (#) (c)	All Other Stock Awards: Number of Securities Underlying Options (#) (d)	Exercise Price of Option Awards ($/sh) (e)	Grant Date Fair Value of Stock and Option Awards ($)(f)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Jackson	1/1/2012	$437,500	$875,000	$1,750,000	—	—	—	—	—	$—	$—
	12/3/2012	—	—	—	—	53,739	161,217	—	53,739	73.17	2,062,503
	12/3/2012	—	—	—	—	4,698	14,094	4,698	—	—	687,505
Mr. Norona	1/1/2012	222,409	444,817	889,635	—	—	—	—	—	—	—
	12/3/2012	—	—	—	—	15,634	46,902	—	15,634	73.17	600,033
	12/3/2012	—	—	—	—	1,366	4,098	1,367	—	—	199,974
Mr. Freeland	1/1/2012	275,007	550,014	1,100,029	—	—	—	—	—	—	—
	12/3/2012	—	—	—	—	19,541	58,623	—	19,542	73.17	750,003
	12/3/2012	—	—	—	—	1,708	5,124	1,709	—	—	250,022
Mr. Tyson	1/1/2012	129,504	259,009	518,018	—	—	—	—	—	—	—
	12/3/2012	—	—	—	—	3,419	17,095	—	10,260	73.17	262,500
	12/3/2012	—	—	—	—	299	1,495	897	—	—	87,511
Ms. Broome	1/1/2012	102,500	205,000	409,999	—	—	—	—	—	—	—
	8/13/2012	—	—	—	—	304	1,520	—	913	69.11	24,243
	8/13/2012	—	—	—	—	29	145	88	—	—	8,086
	12/3/2012	—	—	—	—	2,443	12,215	—	7,329	73.17	187,525
	12/3/2012	—	—	—	—	213	1,065	641	—	—	62,487

(a)	The non-equity incentive plan information represents our 2012 annual incentive plan.

(b)
These columns include performance-vesting portions of the RSU and SAR grants to our executives. For the December 2012 grants, our executives received 75 percent of target award value granted in the form of SARs and the remaining 25 percent granted in the form of RSUs, which are shown in separate rows, respectively. At target, the performance-based portion represents 50 percent of the target level long-term incentive grant value for Messrs. Jackson, Norona and Freeland and 25 percent of the target level long-term incentive grant value for Mr. Tyson and Ms. Broome. These shares may be earned on March 1, 2016, following certification by the Committee of the performance vesting achievement level of the Company during fiscal years 2013 through 2015. At the threshold level of Company performance, executives receive no performance-based SARs or RSUs. The Company’s EVA performance must exceed 40 percent of the peer group companies to become eligible to receive additional performance-based shares. In order for the executive officers to earn the full performance-based portion of the target amount (which, when added to the time-based shares, is a total of 100 percent of target), the Company’s EVA performance must equal the peer group median. Executive officers may receive additional SARs and RSUs up to a maximum of an additional 100 percent of the target level award, if the Company’s EVA meets or exceeds 80 percent of the peer group companies. In August 2012, Ms. Broome received an off-cycle grant as a result of her promotion and increase in her job responsibilities. This grant is structured in the same way as our December 2011 grants, where the performance-based portion of the grant will be based on our relative EVA performance for the 2012-2014 performance period.

(c)
This column includes the number of time-vesting RSUs awarded to each executive for 2012 grants. These shares will vest in three approximately equal annual installments commencing on the first anniversary date of the grant.

(d)
This column includes the number of time-vesting SARs awarded to each executive for the 2012 grants. These SARs will vest in three approximately equal annual installments commencing on the first anniversary date of the grant.

(e)	Stock prices shown are the exercise price of any SAR grants based on the closing price of the Company’s common stock on the date of grant.

(f)
The aggregate grant date fair value of the awards was computed in accordance ASC Topic 718. The attainment of target level for performance awards was deemed probable at the date of grant for the December 3, 2012 annual award and for Ms. Broome's August 13, 2012 award. Accordingly, the grant date fair value was calculated at target level.

The time-vested portions of the RSU awards granted in 2012 include rights to receive dividend payments in the same amount as paid to our stockholders, but do not include voting rights. Performance-based RSUs do not include dividend or voting rights. The Company paid quarterly cash dividends of $0.06 per share in 2012. All SAR grants have a term of seven years and must be settled in shares of Company stock.
Outstanding Equity Awards at 2012 Fiscal Year-End Table

The following table provides information concerning stock-based awards granted to our named executive officers that were outstanding at the end of our last fiscal year.

		Option Awards (a)					Stock Awards (b)
									Equity Incentive Plan Awards:
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Shares Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Market Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Mr. Jackson (c)	5/22/2006	7,500	—	—	$38.35	5/22/2013	—	$—	—	$—
	5/21/2007	7,500	—	—	41.64	5/21/2014	—	—	—	—
	1/7/2008	225,000	—	—	37.28	1/7/2015	—	—	—	—
	12/1/2009	65,868	—	25,806	40.38	12/1/2016	—	—	—	—
	12/1/2009	—	—	—	—		—	—	2,729	195,151
	12/1/2010	55,262	27,631	—	66.15	12/1/2017	—	—	—	—
	12/1/2010	—	—	—	—		2,693	192,576	—	—
	12/1/2011	17,213	34,427	—	68.75	12/1/2018	—	—	—	—
	12/1/2011	—	—	—	—		3,334	238,414	—	—
	12/3/2012	—	53,739	53,739	73.17	12/3/2019	—	—	—	—
	12/3/2012	—	—	—	—		4,698	335,954	4,698	335,954
Mr. Norona	11/17/2008	95,965	—	—	25.81	11/17/2015	—	—	—	—
	12/1/2009	27,447	—	10,753	40.38	12/1/2016	—	—	—	—
	12/1/2009	—	—	—	—		—	—	1,137	81,307
	12/1/2010	15,513	7,757	—	66.15	12/1/2017	—	—	—	—
	12/1/2010	—	—	—	—		756	54,062	—	—
	12/1/2011	5,320	10,642	—	68.75	12/1/2018	—	—	—	—
	12/1/2011	—	—	—	—		1,031	73,727	—	—
	12/3/2012	—	15,634	15,634	73.17	12/3/2019	—	—	—	—
	12/3/2012	—	—	—	—		1,367	97,754	1,366	97,683
Mr. Freeland (d)	2/19/2008	63,560	—	—	33.80	2/20/2015	—	—	—	—
	11/17/2008	99,656	—	—	25.81	11/17/2015	—	—	—	—
	12/1/2009	31,836	—	12,474	40.38	12/1/2016	—	—	—	—
	12/1/2009	—	—	—	—		—	—	1,319	94,322
	5/24/2010	8,317	4,159	4,889	49.55	5/24/2017	—	—	—	—
	5/24/2010	—	—	—	—		442	31,607	520	37,185
	12/1/2010	19,390	9,696	—	66.15	12/1/2017	—	—	—	—
	12/1/2010	—	—	—	—		945	67,577	—	—
	12/1/2011	6,885	13,771	—	68.75	12/1/2018	—	—	—	—
	12/1/2011	—	—	—	—		1,334	95,394	—	—
	12/3/2012	—	19,542	19,541	73.17	12/3/2019	—	—	—	—
	12/3/2012	—	—	—	—		1,709	122,211	1,708	122,139
Mr. Tyson (e)	5/20/2008	5,093	—	—	38.94	5/20/2015	—	—	—	—
	11/17/2008	10,730	—	—	25.81	11/17/2015	—	—	—	—
	12/1/2009	10,979	—	4,623	40.38	12/1/2016	—	—	—	—
	12/1/2009	—	—	—	—		—	—	489	34,968
	12/1/2010	6,302	3,152	—	66.15	12/1/2017	—	—	—	—
	12/1/2010	—	—	—	—		307	21,954	—	—
	12/1/2011	3,286	6,573	—	68.75	12/1/2018	—	—	—	—
	12/1/2011	—	—	—	—		637	45,552	—	—
	12/3/2012	—	10,260	3,419	73.17	12/3/2019	—	—	—	—
	12/3/2012	—	—	—	—		897	64,144	299	21,381
Ms. Broome (f)	11/17/2008	14,240	—	—	25.81	11/17/2015	—	—	—	—
	12/1/2009	5,460	—	3,449	40.38	12/1/2016	—	—	—	—
	12/1/2009	—	—	—	—		—	—	364	26,030
	12/1/2010	2,715	1,358	—	66.15	12/1/2017	—	—	—	—
	12/1/2010	—	—	—	—		133	9,511	—	—
	12/1/2011	1,831	3,662	—	68.75	12/1/2018	—	—	—	—
	12/1/2011	—	—	—	—		355	25,386	—	—
	8/13/2012	—	913	—	69.11	8/13/2019	—	—	—	—
	8/13/2012	—	—	—	—		88	6,293	—	—
	12/3/2012	—	7,329	2,443	73.17	12/3/2019	—	—	—	—
	12/3/2012	—	—	—	—		641	45,838	213	15,232

Footnotes to Outstanding Equity Awards at 2012 Fiscal Year-End Table:

(a)
Includes grants of stock options and SARs.  With the exception of the special grants to Messrs. Jackson and Freeland, as described in notes "(c)" and "(d)" below, all stock options and time-vested SARs vest in three approximately equal annual installments commencing on the first anniversary date of the grant. The amounts shown for SARs granted in November 2008 represent the time-vested portion of the grants and the performance-based portion of the grants at maximum target level.  The amounts shown for SARs granted in December 2009 and May 2010 represent the time-vested portion of the grants and the performance-based portion of the grants vesting at slightly above the target level. The amounts shown for SARs granted in December 2010, December 2011 and August 2012 represent the time-vested portion of the grants assuming no pay-out based on performance below the threshold level for the performance-based portion of the grants. The amounts shown for SARs granted in December 2012 represent the time-vested portion of the grants and the performance-based portion of the grants at target level. The number of performance-based awards is based on management's expectation of the probable outcome of the performance conditions as of the end of Fiscal 2012.  The performance-based option awards shown in this table as Equity Incentive Plan Awards granted in 2009, 2010, 2011 and 2012, except for the May 2010 grant to Mr. Freeland and the August 2012 grant to Ms. Broome, may be eligible for exercise on March 1, 2013, March 1, 2014, March 1, 2015, and March 1, 2016, respectively, following certification by the Committee of the performance vesting achievement level.  The May 2010 grant to Mr. Freeland and the August 2012 grant to Ms. Broome may be eligible for exercise on May 24, 2013 and August 13, 2015, respectively, upon completion of vesting.

(b)
Stock awards listed in the table as granted prior to December 3, 2012, are awards of restricted stock; stock awards listed in the table granted on or after December 3, 2012, are awards of RSUs.  All awards of time-vested restricted stock and RSUs listed in the table vest in three approximately equal annual installments commencing on the first anniversary date of the grant. The market value of the stock awards is reflective of the closing price of the Company’s common stock as of December 28, 2012 ($71.51), the last day that the Company’s common stock was traded during fiscal year 2012.  The amounts shown for restricted stock granted in December 2009 and May 2010 represent the time-vested portion of the grants and the performance-based portion of the grants vesting at slightly above the target level. The amounts shown for restricted stock granted in December 2010, December 2011 and August 2012 represent the time-vested portion of the grants and no pay-out under the performance-based portion of the grants. The amounts shown for RSUs granted in December 2012 represent the time-vested portion of the grants and the performance-based portion of the grants at target level. The number of performance-based awards is based on management's expectation of the probable outcome of the performance conditions as of the end of Fiscal 2012. The performance-based stock awards shown in this table as Equity Incentive Plan Awards granted in 2009 vested as of March 1, 2013.  The performance-based stock awards granted in 2010, 2011 and 2012, except for the May 2010 grant to Mr. Freeland and the August 2012 grant to Ms. Broome may vest on March 1, 2014, March 1, 2015, and March 1, 2016, respectively, following certification by the Committee of the performance achievement level.  The May 2010 grant to Mr. Freeland may vest on May 24, 2013 and the August 2012 grant to Ms. Broome may vest on August 13, 2015.

(c)
For Mr. Jackson, all outstanding option awards granted prior to January 2008 were granted as part of his compensation as an independent director.  Effective upon Mr. Jackson’s employment as our chief executive officer on January 7, 2008, Mr. Jackson received equity grants valued in the amount of $6,351,000 under the Company’s 2004 LTIP to replace stock value he forfeited when he left his former employment.  This replacement equity consisted of 110,000 shares of restricted stock which vested on the third anniversary of the effective date of the grant and 225,000 SARs.  One-fourth of the SARs vested immediately and could be exercised after January 8, 2009, and the remaining three-fourths of the SARs vested annually in equal installments on the first, second and third anniversaries of the grant date.  These equity awards were designed to directly link his interests with those of our stockholders.

(d)
On February 19, 2008, Mr. Freeland received two equity grants under the Company’s 2004 LTIP.  The first grant, valued at $250,000, was awarded to Mr. Freeland pursuant to the terms of his offer of employment.  The special grant consisted of 1,849 shares of restricted stock which vested on the third anniversary of the effective date of the grant and 21,188 SARs. The SARs vested in three approximately equal annual installments commencing on the first anniversary date of the grant. Mr. Freeland’s second grant was awarded pursuant to the Company’s annual grant policy. The SARs and restricted stock vested in three approximately equal annual installments commencing on the first anniversary date of the grant. On May 24, 2010, Mr. Freeland received a special high performer equity grant under the Company’s 2004 LTIP comprised of 75 percent SARs and 25 percent restricted stock.  This grant was valued at $350,000 and consisted of 1,324 shares of restricted stock that will vest in three approximately equal annual installments commencing on the first anniversary date of the grant. In addition, the restricted stock grant included 442 performance-based shares of restricted stock that may vest on the third anniversary of the effective date of the grant.  The equity grant included 12,476 time-vested SARs.  The SARs vest in three approximately equal annual installments commencing on the first anniversary date of the grant. In addition, the SARs grant included 4,159 performance-based SARs units that may vest on the third anniversary of the grant date.

(e)
On May 20, 2008, pursuant to the terms of Mr. Tyson's offer of employment, Mr. Tyson received an equity grant under the Company’s 2004 LTIP consisting of 75 percent SARs and 25 percent restricted stock.  The grant consisted of 1,086 shares of restricted stock that vested in three approximately equal annual installments commencing on the first anniversary date of the grant. The equity grant included 12,079 SARs.  The SARs vested in three approximately equal annual installments commencing on the first anniversary date of the grant.

(f)
Following a promotion in June 2012, Ms. Broome received a prorated, off-cycle equity grant under the Company's 2004 LTIP on August 13, 2012. The grant consisted of 75 percent SARs and 25 percent restricted stock.  The time-based portion of the SARs and restricted stock will vest in three approximately equal annual installments commencing on the first anniversary date of the grant. In addition, the performance-based portion of the SARs and restricted stock may vest on the third anniversary of the grant date, based on the same performance measures as the December 2011 grants and our relative EVA performance for the 2012-2014 performance period.

2012 Option Exercises and Stock Vested Table

The following table sets forth information with respect to our named executive officers who exercised stock options or SARs and vested in stock awards during 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mr. Jackson	161,797	$13,913,202	23,388	$1,925,183
Mr. Norona	69,522	6,048,445	6,961	569,780
Mr. Freeland	13,073	1,153,898	8,077	653,628
Mr. Tyson	31,692	2,549,152	4,256	352,947
Ms. Broome	5,438	473,064	2,194	180,968

2012 Non-Qualified Deferred Compensation Table

The following table sets forth information with respect to our named executive officers concerning executive contributions to non-qualified deferred compensation plans during 2012.  The Company does not make any contributions to these deferred compensation plans.  Aggregate earnings information includes changes in market value of the investments plus any dividends received by the executive for their DSUs.

Name	Executive Contributions (a)	Aggregate Earnings (b)	Aggregate Withdrawals/ Distributions (c)	Aggregate Balance at December 29, 2012
Mr. Jackson	$—	$130,256	$1,655,445	$1,749,448
Mr. Norona	221,063	255	319,029	757,247
Mr. Freeland	—	—	—	—
Mr. Tyson	—	—	—	—
Ms. Broome	6,606	14,329	—	145,143

(a)
Additional information is provided under "Retirement Savings Programs" in the CD&A section of this Proxy Statement.  Any amounts reported as Executive Contributions are also reported in the Salary column of the "Summary Compensation Table" of this Proxy Statement.

(b)
Represents unrealized gains or losses on market-based investments selected by executives for their deferred compensation balances.  For Mr. Jackson and Ms. Broome, the amounts reported also include the value of dividends earned on DSUs and converted to additional DSUs and the change in overall value of DSUs based on the Company’s stock price.

(c)	Mr. Jackson and Mr. Norona received partial distributions of their deferred compensation consistent with the terms of their deferral elections.

Potential Payments Upon Termination of Employment or Change in Control Table

The following table provides an estimate of the inherent value of the severance payments, stock incentives, and benefits provided for in each named executive officer’s employment agreement or other compensation arrangements described above, assuming termination of employment or change in control occurred on December 29, 2012, the last day of our 2012 fiscal year.

Executive	Voluntary Termination without Good Reason or Involuntary Termination for Due Cause (a)	Retirement	Disability	Death	Involuntary Termination without Due Cause or Voluntary Termination for Good Reason not related to a Change in Control (b)	Involuntary Termination without Due Cause or Voluntary Termination for Good Reason related to a Change in Control (c)
Mr. Jackson
Cash Severance (d)	$—	$—	$1,085,000	$1,575,000	$1,670,550	$3,150,000
Stock Incentives (e) (f)	—	—	2,849,266	2,849,266	1,243,243	2,849,266
Cont'd Medical Coverage (g)	—	—	2,106	—	2,106	2,106
Outplacement	—	—	—	—	12,000	12,000
Executive Choice	—	—	—	—	15,000	15,000
Life Insurance	—	—	—	700,000	—	—
Disability Insurance Payout (h)	—	—	420,000	—	—	—
Excise Tax Gross-Up	n/a	n/a	n/a	n/a	n/a	—
	$—	$—	$4,356,372	$5,124,266	$2,942,899	$6,028,372
Mr. Norona
Cash Severance (d)	$—	$—	$600,000	$950,000	$825,687	$1,900,000
Stock Incentives (e) (f)	—	—	962,637	962,637	469,199	962,637
Cont'd Medical Coverage (g)	—	—	2,106	—	2,106	2,106
Outplacement	—	—	—	—	12,000	12,000
Executive Choice	—	—	—	—	10,000	10,000
Life Insurance	—	—	—	500,000	—	—
Disability Insurance Payout (h)	—	—	300,000	—	—	—
Excise Tax Gross-Up	n/a	n/a	n/a	n/a	n/a	—
	$—	$—	$1,864,743	$2,412,637	$1,318,992	$2,886,743
Mr. Freeland
Cash Severance (d)	$—	$—	$715,000	$1,100,000	$922,895	$2,200,000
Stock Incentives (e) (f)		—	1,444,786	1,444,786	638,977	1,444,786
Cont'd Medical Coverage (g)	—	—	2,106	—	2,106	2,106
Outplacement	—	—	—	—	12,000	12,000
Executive Choice	—	—	—	—	10,000	10,000
Life Insurance	—	—	—	550,000	—	—
Disability Insurance Payout (h)	—	—	330,000	—	—	—
Excise Tax Gross-Up	n/a	n/a	n/a	n/a	n/a	—
	$—	$—	$2,491,892	$3,094,786	$1,585,978	$3,668,892
Mr. Tyson
Cash Severance (d)	$—	$—	$122,100	$407,000	$407,000	$407,000
Stock Incentives (e) (f)	—	—	416,190	416,190	178,105	416,190
Cont'd Medical Coverage (g)	—	—	2,106	—	2,106	2,106
Outplacement	—	—	—	—	12,000	12,000
Executive Choice	—	—	—	—	8,000	8,000
Life Insurance	—	—	—	407,000	—	—
Disability Insurance Payout (h)	—	—	244,200	—	—	—
	$—	$—	$784,596	$1,230,190	$607,211	$845,296
Ms. Broome
Cash Severance (d)	$—	$—	$97,500	$325,000	$325,000	$325,000
Stock Incentives (e) (f)	—	—	277,229	277,229	122,629	277,229
Cont'd Medical Coverage (g)	—	—	2,106	—	2,106	2,106
Outplacement	—	—	—	—	12,000	12,000
Executive Choice	—	—	—	—	8,000	8,000
Life Insurance	—	—	—	325,000	—	—
Disability Insurance Payout (h)	—	—	195,000	—	—	—
	$—	$—	$571,835	$927,229	$469,735	$624,335

Footnotes to Potential Payments Upon Termination of Employment or Change in Control Table:

(a)
Voluntary termination without Good Reason in the case of Messrs. Jackson, Norona or Freeland (or voluntary termination for any reason in the case of Mr. Tyson or Ms. Broome) or termination for Due Cause makes an executive ineligible for any employment agreement benefits other than any rights the executive may have under the normal terms of other benefit plans.  Executives must exercise vested long-term incentives within 90 days after the date of termination.  The term "Due Cause" is defined in the agreements as (i) a material breach of the executive’s obligations under the agreement or a material violation of any code or standard of conduct applicable to the Company’s officers that is willful and deliberate and committed in bad faith and that has not been cured; (ii) a material violation of the loyalty obligations as provided in the agreement; (iii) the executive’s willful engagement in bad faith conduct that is demonstrably and materially injurious to the Company; (iv) a conviction of a crime of moral turpitude or a felony involving fraud, breach of trust, or misappropriation; or (v) a determination that the executive is in material violation of the Company’s Substance Abuse Policy.

(b)
The employment agreements of Messrs. Jackson, Norona and Freeland provide that the executive’s employment is deemed to be terminated by the Company without Due Cause if the executive elects to terminate his or her employment for Good Reason.  The term "Good Reason" is defined in the agreement as: (i) a material diminution in the executive’s total direct compensation; (ii) a material diminution in the executive’s authority, duties or responsibilities or those of the executive’s supervisors;  (iii) the termination of the Executive Incentive Plan without a replacement plan or the material reduction of the executive’s benefits without a similar reduction for other executives; or (iv) requiring the executive to be based more than 60 miles from the Company’s office at which the executive was principally employed immediately prior to the date of the relocation.  For Mr. Jackson, the definition of "Good Reason" includes failure of the Nominating Committee of the Board to re-nominate him for election as a director or the Board requiring that he no longer report to the Board.  Upon termination of employment by the Company other than for Due Cause or by the executive for Good Reason, the executive is entitled to receive a cash "termination payment" which equals the sum of the executive’s annual base salary, an amount equal to the average annual bonus payment over the past three years (or in the case of Mr. Tyson and Ms. Broome, an amount equal to the pro rata portion of any bonus that would have been payable to the executive with respect to all fiscal quarters completed prior to termination of employment, provided the criteria for such bonus other than the executive's continued employment are satisfied) and the prorated value of the annual Executive Choice Plan.  The value of the bonus amount included for each executive in the cash severance payment is the average bonus paid for fiscal years 2010, 2011 and 2012. In addition, the executive will receive outplacement services and certain medical benefits coverage.

(c)
If, within 12 months of a Change in Control (as defined in our 2004 LTIP), the executive’s employment is terminated by the Company other than for Due Cause or, in the case of Messrs. Jackson, Norona and Freeland, by the executive for Good Reason, the employment agreements of Messrs. Jackson, Norona and Freeland provide that the executive will be entitled to a Change in Control Termination Payment equal to (i) two times the executive’s base salary; (ii) two times the amount equal to the executive’s target bonus; and (iii) the prorated value of the annual Executive Choice Plan.  The employment agreements of Mr. Tyson and Ms. Broome provide that the executive will be entitled to a Change in Control Termination Payment equal to (i) the executive's base salary for one year; (ii) the pro rata portion of any bonus that would have been payable to the executive with respect to all fiscal quarters completed prior to termination of employment, provided the criteria for such bonus other than the executive's continued employment are satisfied; and (iii) the prorated value of the annual Executive Choice Plan. In addition, the executive employment agreements of Messrs. Norona and Freeland (and Mr. Jackson as in effect on December 29, 2012), include a provision which entitles the executive to a tax gross-up payment in the event that an excise tax is levied on the Change in Control payment.   Effective January 7, 2013, Mr. Jackson's agreement was amended to provide that upon termination of employment related to Change in Control if reducing the payments would result in greater benefits to him (after taking into consideration the payment of all income and excise taxes that would be owed as a result of change in control payments), we would reduce the payments by the amount necessary to maximize the benefit received by him, determined on an after-tax basis.

(d)
In the case of voluntary termination without Good Reason in the case of Messrs. Jackson, Norona or Freeland (or voluntary termination for any reason in the case of Mr. Tyson or Ms. Broome) or termination for Due Cause, the executive would be ineligible to receive a cash severance payment.  In accordance with the employment agreements, if the executive’s employment is terminated on account of death, the executive’s beneficiary or estate is entitled to receive a lump sum payment equivalent to the executive’s annual base salary and target bonus amount in the case of Messrs. Jackson, Norona or Freeland. In the case of Mr. Tyson or Ms. Broome, the executive’s beneficiary or estate is entitled to receive a lump sum payment equivalent to the executive's base salary for one year and the pro rata portion of any bonus that would have been payable to the executive with respect to all fiscal quarters completed prior to termination of employment, provided the criteria for such bonus other than the executive's continued employment are satisfied.  In the event that employment of Messrs. Jackson, Norona or Freeland is terminated on account of disability, the employment agreements provide that the executive is entitled to receive a cash severance amount equivalent to 30 percent of the executive’s annual base salary and an amount equal to the executive’s annual target bonus. In the event that employment of Mr. Tyson or Ms. Broome is terminated on account of disability, the employment agreements provide that the executive is entitled to receive a cash severance amount equivalent to 30 percent of the executive’s annual base salary and an amount equal to the pro rata portion of any bonus that would have been payable to the executive with respect to all fiscal quarters completed prior to termination of employment, provided the criteria for such bonus other than the executive's continued employment are satisfied.

(e)
Amounts shown here are calculated as the differences between the exercise price of the outstanding stock-based incentives and the closing price of our stock on the last day the Company’s stock was traded during Fiscal 2012 ($71.51).

(f)
The terms of the executives’ SAR and restricted stock agreements provide that upon termination of employment due to death or disability, any remaining previously unvested time-based SARs or shares of restricted stock or RSUs will vest immediately.  Performance-based SARs and shares of restricted stock or RSUs will vest at the end of the applicable performance period on a pro-rata basis commensurate with the time employed prior to death or disability during the performance period.  For grants awarded prior to December 3, 2012, the SARs and shares vested will be no fewer than the total SARs and shares at the target level.  For grants awarded on December 3, 2012 the SARs and RSUs vested will be based on the Company's performance. In the event of retirement, which requires 10 years of service and a minimum age of 55 years, time-based shares will continue to vest commensurate with the vesting period of the award.  Performance-based SARs and restricted stock or RSUs vest at the end of the applicable performance period on a pro-rata basis commensurate with the time employed prior to retirement during the performance period.  For grants awarded prior to December 3, 2012, the shares vested will be no fewer than the total SARs and shares at the target level.  For grants awarded on December 3, 2012, the shares vested will be based on the Company's performance. In the event of involuntary termination without Due Cause, or voluntary termination for Good Reason in the case of Messrs. Jackson, Norona or Freeland, performance-based SARs and restricted stock will vest immediately as of the date of termination at the target level and in the same ratio at which the time-based awards have vested for grants awarded prior to December 3, 2012. For grants awarded on December 3, 2012, a pro rata portion of the performance-based SARs and RSUs will vest immediately based on the amount of time employed during the performance period and the Company's performance as of the date of the executive's termination of employment. The terms of the executives’ SAR and restricted stock agreements for grants awarded prior to December 3, 2012, provide that any remaining previously unvested, time-based shares will immediately vest upon Change in Control.  Performance-based shares will immediately vest on a pro-rata basis commensurate with the performance period prior to the Change in Control event, provided that the pro-rata shares are no fewer than the total shares at the target level. For awards granted on December 3, 2012, all time-vesting SARs and RSUs will vest and become exercisable only if the acquiring entity does not exchange or replace the LTI grants or upon termination of employment without Due Cause within 24 months following the Change in Control event. Performance-based SARs and RSUs will vest at the same time on a pro rata basis based on the amount of time employed during the performance period and the Company's performance as of termination date.

(g)	Amounts provided for continued medical coverage represent the Company’s cost of providing one year of health care coverage to the executive at the same cost as active employees.

(h)	Disability amounts shown consist of the amount the executives would receive under the Company’s qualified plan.

PROPOSAL NO. 2

STOCKHOLDER ADVISORY VOTE ON THE COMPENSATION
OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

At the 2012 Annual Meeting of Stockholders, more than 97% of the shares voted were cast in support of the Company's compensation program for executive officers. Stockholders previously voted to conduct an advisory vote annually as a simple means for the Company to obtain information on investor sentiment about our executive compensation philosophy and practices. We encourage you to review the Compensation Discussion and Analysis and vote to approve the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and the accompanying tables contained in this Proxy Statement.  Because your vote is advisory, it will not be binding on our Board, the Company or our Compensation Committee, and we will not be required to take any action as a result of the outcome of the vote on this proposal.  However, the Board’s Compensation Committee will carefully consider the voting results and take them into consideration when making future decisions regarding executive compensation policies and procedures.

We have a long history of delivering strong strategic and financial results for our stockholders and serving our customers and the community.  The executive compensation programs have played a key role in our ability to attract and retain a highly experienced, successful team to manage our Company and drive these strategic and financial results.  We believe our executive compensation programs are structured in the best manner possible to support our Company and our business objectives, as well as to support our culture and traditions as we celebrated our eightieth anniversary in 2012.  Our Company is poised to provide an engaged work force and to continue our long-standing tradition of excellence and delivery of strong results for our stockholders, our customers and the communities in which we operate.

We believe our executive compensation programs strike the appropriate balance between utilizing responsible measured pay practices and effectively incentivizing our executives to dedicate themselves fully to value creation for our stockholders.  This balance is evidenced by the following:

•
Our compensation programs are substantially tied into our key business objectives and the success of our stockholders.  If the value we deliver to our stockholders declines, so does the value of the compensation we deliver to our executives.

•	We maintain the highest level of corporate governance over our executive pay programs.

•
We closely monitor the compensation programs and pay levels of executives from companies of similar size and complexity so that we may ensure that our compensation programs are within the norm of a range of market practices.

•
Our Compensation Committee, in conjunction with our Nominating and Corporate Governance Committee, our Chief Executive Officer and other key leaders, engages in a talent review process annually to address succession and executive development for our Chief Executive Officer and other key executives.

The Board strongly endorses the Company's executive compensation programs and recommends that the stockholders vote in favor of the following resolution:

"RESOLVED, that the compensation of the Company's named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the "Compensation Discussion and Analysis," compensation tables and narrative discussion contained in this Proxy Statement, is hereby APPROVED."

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION, THE ACCOMPANYING COMPENSATION TABLES AND NARRATIVE DISCUSSION CONTAINED IN THIS PROXY STATEMENT.

EQUITY COMPENSATION PLAN INFORMATION TABLE

The following table sets forth our shares authorized for issuance under our equity compensation plans on December 29, 2012.

	Number of shares to be issued upon exercise of outstanding options, warrants, and rights		Weighted-average exercise price of outstanding options, warrants, and rights (a)	Number of securities remaining available for future issuance under equity compensation plans(b)
Equity compensation plans
approved by stockholders (c)	1,305,698	(d)	$51.13	7,554,197

Equity compensation plans
not approved by stockholders	—		—	—

Total	1,305,698		$51.13	7,554,197

(a)	Includes weighted average exercise price of outstanding stock options and SARs only.

(b)	Excludes shares reflected in the first column and is based on management’s estimate of the probable vesting outcome for performance-based awards.

(c)	Includes the 2004 LTIP.

(d)
Includes the shares that would be issued upon exercise of outstanding stock options, RSUs, restricted stock, performance-based RSUs and DSUs and the net shares that would be issued upon exercise of outstanding SARs and performance-based SARs and is based on management’s estimate of the probable vesting outcome for performance-based awards. The gross number of awards expected to vest based on management's estimate of the probable vesting outcome for performance-based awards was 3,221,858.

INFORMATION CONCERNING OUR EXECUTIVE OFFICERS

The following table provides information about our executive officers as of March 28, 2013.

Name	Age	Position
Darren R. Jackson	48	President, Chief Executive Officer and Director
Kevin P. Freeland	55	Chief Operating Officer
Michael A. Norona	49	Executive Vice President, Chief Financial Officer and Assistant Secretary
Donna J. Broome	52	Senior Vice President, Commercial Sales and Marketing
William H. Carter	42	Senior Vice President, Commercial and Operations Support
Jill A. Livesay	44	Senior Vice President, Controller
Sarah E. Powell	46	Senior Vice President, General Counsel and Corporate Secretary
Kurt R. Schumacher	59	Senior Vice President, National Field Operations
Charles E. Tyson	51	Senior Vice President, Merchandising and Marketing

Our executive officers are elected by and serve at the discretion of our Board.  There are no family relationships among any of our executive officers.  Set forth below is a brief description of the business experience of all executive officers other than Mr. Jackson, who is also a Director and whose business experience is set forth in the "Nominees for Election to Our Board" section of this Proxy Statement.

Mr. Freeland, Chief Operating Officer, joined us in February 2008 and has held his current position since January 2009. Mr. Freeland is responsible for our supply chain, merchandising, marketing, e-commerce, information technology, real estate and store operations support functions and Autopart International. From February 2008 until January 2009, Mr. Freeland served as Executive Vice President, Merchandising, Supply Chain and Information Technology. Before joining Advance, Mr. Freeland was the President and Founder of Optimal Advantage, a boutique retail consulting firm, from September 2004 to February 2008. Prior to establishing his own business, Mr. Freeland spent eight years with Best Buy Co., Inc., a specialty retailer of consumer electronics, office products, appliances and software, serving as its Vice President of Inventory, Senior Vice President of Inventory and, ultimately, President of the Musicland Division. Mr. Freeland also spent eight years at Payless Shoe Source, a family footwear and accessories retail chain, in a variety of merchandising positions, including his final position as Vice President of Merchandise Distribution.

Mr. Norona, Executive Vice President, Chief Financial Officer and Assistant Secretary, joined us in February 2008. Mr. Norona is responsible for our finance, legal and human resources functions. Before joining Advance, Mr. Norona served as the President of Financial Services for Best Buy Co., Inc., a specialty retailer of consumer electronics, office products, appliances and software, from March 2007 to February 2008. Prior to that position, he served Best Buy as Vice President of Financial Services from June 2006 until March 2007, as Vice President Finance-Retail Decision Support from May 2004 until June 2006, and as Vice President Finance-Shared Services from April 2002 until May 2004. From June 1988 to April 2002, Mr. Norona served in escalating financial leadership roles, ultimately serving as head of Finance with Future Shop, Best Buy's Canadian subsidiary. Mr. Norona holds the Professional Accounting Designation and is a member of the Certified General Accountants (CGA) of Canada.

Ms. Broome, Senior Vice President, Commercial Sales and Marketing, joined Advance in May of 2008 and has served in her current role since July 1, 2012. Prior to that, she served as Senior Vice President, Team Member Excellence and Senior Vice President, Commercial Sales and Customer Development. Before joining the Company, Ms. Broome served as Partner and Chief Sales Officer at Dealer Tire, which focuses on the design, implementation and management of tire programs for automobile dealerships, from 2005 to 2008; Vice President and Corporate Officer, Commercial Sales and Contracts at Grainger Industrial Supply, which distributes industrial supplies, equipment, tools and materials from 2001 to 2005; and prior to that she has held several key leadership positions during her 17 years at Xerox Corporation.

Mr. Carter, Senior Vice President, Commercial and Operations Support, joined Advance in April 2011 and has served in his current role since July 1, 2012. From July 2011 to July 1, 2012, he served as Senior Vice President, Commercial and Field Operations Support. From April 2011 to July 2011, Mr. Carter served as Senior Vice President, DIY and Commercial Operations Support. Prior to joining Advance, Mr. Carter served as a partner at Bain & Company, a global management consulting firm, where he worked for over 11 years. As a member of the firm's Global Industrial Goods and Retail practices, he led growth strategy, operations improvement and organizational projects. Prior to joining Bain, he served in the United States Navy.

Ms. Livesay, Senior Vice President, Controller, joined us in July 1995 and has served in her current position since July 2005. During her tenure at Advance, she has served in several leadership roles in accounting and finance. In January 2002, she became Vice President, Accounting, a position she held until October 2004, when she became Vice President, Controller. Prior to joining Advance, Ms. Livesay worked for KPMG LLP, a public accounting firm. Ms. Livesay is a certified public accountant.

Ms. Powell, Senior Vice President, General Counsel and Corporate Secretary, joined us in September 2002 and has served as Senior Vice President, General Counsel and Corporate Secretary since April 2009. Ms. Powell is responsible for our legal, risk and human resources functions. Prior to that, Ms. Powell served as Acting General Counsel from November 2007 to April 2009 and as Vice President, Real Estate Counsel from September 2007 to April 2009. She served as Senior Attorney from September 2002 to September 2007. Before joining Advance, Ms. Powell served as Assistant General Counsel for Food Lion, LLC, a grocery retailer in Salisbury, North Carolina. Prior to that, she was engaged in the private practice of law.

Mr. Schumacher, Senior Vice President, National Field Operations, joined Advance in 1998 and has served in his current position since August 2012.  Prior to that, Mr. Schumacher served as Area Senior Vice President. Before joining Advance, Mr. Schumacher held various roles with Murray's Discount Auto Stores, Wheels Discount Auto and Western Auto/Parts America.

Mr. Tyson, Senior Vice President, Merchandising and Marketing, joined Advance in March 2008 and has served in his current position since August 20ll. Prior to that, Mr. Tyson served as Senior Vice President, Merchandising. Prior to joining Advance, Mr. Tyson served as Senior Vice President, Merchandising and Technology with OfficeMax, Inc., from March 2005 to February 2008. Prior to joining OfficeMax, Mr. Tyson was President of Diversitech Group, an importer of hand and power tools from September 2001 to March 2005. He worked for Office Depot, Inc., from October 1997 to September 2001 where he held multiple positions with increasing responsibilities, including Senior Vice President, Merchandising and General Merchandising Manager; Senior Vice President, World Wide Global Sourcing; and Vice President, Divisional Merchandise Manager.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us regarding the ownership of our common stock as of March 28, 2013 by:

•	each person or entity that beneficially owns more than five percent of our common stock;

•	each member of our Board;

•	each of our executive officers named in the "Summary Compensation Table" included in the Executive Compensation section of this Proxy Statement; and

•	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC.  In computing the number of shares beneficially owned by a person and the percentage of ownership held by that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or will become exercisable within 60 days after March 28, 2013 are deemed outstanding, while these shares are not deemed outstanding for computing percentage ownership of any other person.  The address of each beneficial owner for which an address is not otherwise indicated is: c/o Advance Auto Parts, Inc., 5008 Airport Road, Roanoke, Virginia 24012.  Unless otherwise indicated in the footnotes to the table, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.  We know of no agreements among our stockholders which relate to voting or investment power over our common stock or any arrangement that may at a subsequent date result in a change in control of the Company.

The percentages of common stock beneficially owned are based on 72,939,989 shares of our common stock outstanding at March 28, 2013.

	Shares beneficially owned
Name of Beneficial Owner	Number	Percentage
Ruane, Cunniff & Goldfarb, Inc.(a)	7,224,561	9.8%
767 Fifth Avenue
New York, NY 10153-4798

BlackRock, Inc.(b)	4,303,459	5.8%
40 East 52nd Street
New York, NY 10022

Executive Officers, Directors and Others(c)
John F. Bergstrom	17,069	*
John C. Brouillard	41,550	*
Fiona P. Dias	8,167	*
Frances X. Frei	8,963	*
Darren R. Jackson	456,633	*
William S. Oglesby	35,956	*
J. Paul Raines	8,453	*
Gilbert T. Ray	32,302	*
Carlos A. Saladrigas	47,548	*
Jimmie L. Wade	80,449	*
Michael A. Norona	140,677	*
Kevin P. Freeland	74,510	*
All executive officers and directors as a group (18 persons)	1,135,825	1.5%

*    Less than 1%

(a)
Based solely on a Schedule 13G filed with the SEC on February 14, 2013 by Ruane, Cunniff & Goldfarb, Inc., Ruane, Cunniff & Goldfarb, Inc. is the beneficial owner of 7,224,561 shares and has sole dispositive power of 7,224,561 shares and voting power of 4,960,412 shares.

(b)
Based solely on a Schedule 13G filed with the SEC on February 8, 2013 by BlackRock, Inc., BlackRock, Inc. has sole voting power and sole dispositive power with respect to all such shares and all shares are held by BlackRock, Inc., and its subsidiaries.

(c)	The following table provides further detail regarding the shares beneficially owned by the directors and executive officers of the Company:

	Shares beneficially owned
	Shares of our common stock issuable with respect to
Name of Beneficial Owner	Restricted common stock	DSUs	Options and/or SARS exercisable within 60 days of March 28, 2013

John F. Bergstrom	—	9,013	5,709
John C. Brouillard	—	13,608	20,709
Fiona P. Dias	—	8,167	—
Frances X. Frei	—	8,963	—
Darren R. Jackson	6,027	3,274	171,649
William S. Oglesby	—	13,882	13,209
J. Paul Raines	—	8,453	—
Gilbert T. Ray	—	12,646	13,209
Carlos A. Saladrigas	—	13,783	13,209
Jimmie L. Wade	4,201	—	50,728
Michael A. Norona	1,787	—	59,033
Kevin P. Freeland	2,721	—	55,826
All executive officers and directors as a group (18 persons)	19,438	95,912	543,292

STOCK OWNERSHIP GUIDELINES FOR DIRECTORS AND EXECUTIVE OFFICERS

Stock ownership guidelines are in place for our non-employee directors, named executive officers and other key employees to further align the interests of our Board and members of management with the interests of our stockholders. The ownership requirement may be satisfied through beneficial ownership of Company stock, DSUs and time-based restricted stock and RSUs. The stock ownership requirement for our non-employee directors is 5,000 shares of Company stock or DSUs.  The ownership requirement was increased in November 2011 from five to six times annual base pay for our CEO. Other executives' ownership requirements continue to be three times annual base pay for our CFO and COO and one times annual base pay for our Senior Vice Presidents.   Directors and executives are expected to achieve their respective levels of stock ownership within five years of the date they enter the listed positions.  Individuals who do not achieve the required levels of ownership within the prescribed amount of time will be required to retain a designated percentage of the net shares received upon the exercise of any stock options or SARs until the guideline ownership levels have been reached.  Shares or units held by a director or an executive officer in any deferral plan are included in calculating the value of ownership to determine whether the minimum ownership requirement has been met.  Directors and executive officers are subject to the Company's insider trading policy, which prohibits hedging with Company stock and prohibits the pledging of Company stock unless certain specified requirements are met. The Committee reviews the stock ownership guidelines and reviews progress toward meeting ownership requirements at least annually.  As of the end of 2012, current ownership and anticipated future stock vesting of all directors and executives are projected to satisfy their respective stock ownership requirements by their requisite ownership requirement dates.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires "insiders," including our executive officers, directors and beneficial owners of more than 10 percent of our common stock, to file reports of ownership and changes in ownership of our common stock with the SEC and the NYSE, and to furnish us with copies of all Section 16(a) forms they file.  Based solely on our review of copies of such forms received by us, or written representations from reporting persons that no Forms 5 were required for those persons, we believe that our insiders complied with all applicable Section 16(a) filing requirements during fiscal 2012, except: one report of an off-cycle grant of SARs and restricted stock was reported on a late-filed Form 4 for Donna J. Broome and Sarah E. Powell; and one report of shares withheld to satisfy tax obligations in conjunction with an exercise of SARs was reported on a late-filed Form 4 for Jimmie L. Wade.

PROPOSAL NO. 3

AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION TO
ELIMINATE SUPERMAJORITY VOTING REQUIREMENTS

After discussion and consideration, and upon recommendation of the Nominating and Corporate Governance Committee, our Board has determined that it is consistent with best corporate governance practices and in the best interests of the Company and our stockholders to amend the Company's Restated Certificate of Incorporation (“Charter”) to eliminate supermajority voting provisions in the Charter as discussed below.

Background

At our 2012 Annual Meeting of Stockholders, holders of a majority of the outstanding shares of our common stock approved a stockholder proposal requesting the Board take necessary steps to eliminate the supermajority voting provisions of the Company's Charter. Although the proposal was not binding and did not receive support of 66 2/3 percent of the voting power of our stockholders, given the size of the vote in support of the proposal, the Board and its Nominating and Corporate Governance Committee have reexamined the arguments for and against the current supermajority voting provisions in our Charter and concluded that it is in the best interests of our stockholders to allow the stockholders the opportunity to vote on an amendment to the Charter to eliminate the supermajority voting provisions.

We are asking our stockholders to approve an amendment to our Company's Charter to eliminate the supermajority voting provisions contained in Article IX and replace it in each case with the voting standard required by Delaware law. The proposed Certificate of Amendment (“Supermajority Certificate Amendment”) will provide that Article IX be amended to read as follows:

“The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article~~; provided, however, that the affirmative vote of 66 2/3% of the voting power of the capital stock of the Corporation entitled to vote thereon shall be required to amend, alter or repeal, or adopt any provisions inconsistent with, whether by amendment, merger or otherwise, the provisions of ARTICLES VII, VIII and IX~~.”

Our Board, approved and declared advisable the provisions relating to the elimination of supermajority voting in the Supermajority Certificate Amendment at its meeting on February 5, 2013, which is to be effective following the requisite stockholder vote and upon the filing of the Supermajority Certificate Amendment with the Delaware Secretary of State. We plan to file the Supermajority Certificate Amendment promptly after the requisite stockholder vote is obtained.

As a result of this elimination and amendment, any amendment to our Company's Charter will require the approval of the Board and holders of more than 50 percent of the outstanding stock entitled to vote thereon as provided by Delaware law.

Current Supermajority Voting Provisions and Proposed Amendments

Article IX of our Charter currently provides that any amendment of the provisions of Articles VII, VIII or IX of the Charter shall require the vote of at least 66 2/3 percent of the voting power of the capital stock of the Company entitled to vote thereon. The Board believes that removing the supermajority voting requirement with respect to amendments to Article VII (containing provisions surrounding special meetings of stockholders), Article VIII (involving liability of directors) and Article IX (relating to amendments to the Charter) is responsive to the sentiment expressed by our stockholders at our 2012 Annual Meeting of Stockholders and may enhance our corporate governance.

Reasons for Amendment and Restatement

As part of our Board's continuing commitment to enhance our Company's corporate governance policies and acknowledge stockholders' concerns, we routinely monitor our governance issues of interest to stockholders. Our Board is committed to ensuring effective corporate governance policies for our Company that balance the needs of our directors, officers, and stockholders. This helps ensure that our Company continues to demonstrate high standards of ethics, integrity and accountability and is managed in the best interests of our stockholders.

With respect to the elimination of the supermajority requirement for amendments to the Charter, our Board has considered the growing sentiment that the elimination of supermajority voting provisions in a company's constituent documents increases a board's accountability to stockholders and provides stockholders greater ability to participate in the corporate governance of the Company.

In considering the Supermajority Certificate Amendment, our Board has reviewed the governance policies of a number of corporations, and although many have such supermajority voting, an increasing number of companies are beginning to view such a voting requirement as overly burdensome and inconsistent with principals of good corporate governance. While this voting requirement can be beneficial in some instances, our Board has determined that there are compelling arguments as set forth above for the elimination of supermajority voting with respect to amendments to our Charter.

For the reasons stated above, and in light of the strong support for the shareholder proposal at the 2012 Annual Stockholder Meeting, our Board believes it to be in the best interests of our stockholders to eliminate the supermajority voting provisions from the Charter, which would permit amendments to the Charter through the approval of the Board and holders of more than 50 percent of the outstanding shares entitled to vote.

Vote Required

The Supermajority Certificate Amendment has been adopted by our Board, and according to our current Charter, approval of the Supermajority Certificate Amendment requires the affirmative vote of holders of at least 66 2/3 percent of the voting power of the capital stock of the Company entitled to vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT
TO THE CHARTER TO ELIMINATE THE SUPERMAJORITY VOTING PROVISIONS

PROPOSAL NO. 4

AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION TO
PERMIT STOCKHOLDERS TO CALL A SPECIAL MEETING

After discussion and consideration, and upon recommendation of the Nominating and Corporate Governance Committee, our Board recommends that stockholders vote “FOR” the proposal to amend the Company's Charter to permit stockholders who own at least 25 percent of the voting power of our common stock, continuously for one year, to call a special meeting of stockholders.

Background

We are asking our stockholders to approve an amendment to our Charter to provide stockholders who hold, continuously for at least one year, 25 percent in the aggregate outstanding common stock of the Company the ability to call a special meeting of stockholders. The proposed Certificate of Amendment to the Charter (“Special Meeting Certificate Amendment”) will provide that Article VII.B. of the Charter be amended as follows:

“Special meetings of stockholders may be called only by the Board of Directors, the Chairman of the Board of Directors, ~~or~~ the Chief Executive Officer, or stockholders who hold, continuously for at least one year, at least 25 percent, in the aggregate, of the outstanding common stock of the Corporation, and may not be called by any other person or persons.”

In furtherance of our Company's ongoing corporate governance initiatives and based upon the recommendation of the Nominating and Corporate Governance Committee, our Board approved and declared advisable the Special Meeting Certificate Amendment at its meeting on February 5, 2013. The Special Meeting Certificate Amendment will become effective following the requisite stockholder vote and upon the filing of the Special Meeting Certificate Amendment with the Delaware Secretary of State. We plan to file the Special Meeting Certificate Amendment promptly after the requisite stockholder vote is obtained.

As a result of this amendment, stockholders holding 25 percent or more in the aggregate of outstanding common stock of the Company, and who hold such stock continuously for one year or more, will be able to call special meetings of stockholders. Our current Charter does not provide any stockholders with this right.

Current Special Meeting Charter Provisions and Proposed Amendments

Article VII.B of our Charter currently provides that “Special meetings of stockholders may be called only by the Board of Directors, the Chairman of the Board of Directors or the Chief Executive Officer, and may not be called by any other person or persons.”

Reasons for Amendment and Restatement

In light of current practices in corporate governance, our Board has carefully reviewed the advantages and disadvantages of giving stockholders the opportunity to call special meetings. Organizing and preparing for a special meeting involves significant management commitments and imposes substantial legal, administrative and distribution costs.

In making the determination to amend our Charter, our Board considered the benefits of governance accountability and stability and avoiding the cost and diversion of a special meeting of stockholders unless there are extraordinary circumstances. It also considered the desire of stockholders to have a direct say in the ability to call a special meeting where there is meaningful stockholder support for such a meeting. Our Board believes that a 25 percent threshold is appropriate for our Company since a lower percentage would not strike the appropriate balance and would be inconsistent with our current ability to manage our business, and because it requires that a substantial minority of stockholders are in accord before stockholders can call a special meeting. This will help ensure that the stockholder ability to call a special meeting is not used to promote individual agendas of a small percentage of stockholders. In addition, requiring that stockholders must have held their stock for at least one year helps to ensure that their economic interest in our Company's affairs is more than transitory.

The Board believes that establishing an ownership threshold of at least 25 percent in order for stockholders to request a special meeting strikes an appropriate balance between promoting the rights of stockholders and avoiding the consequences that could arise if such a threshold were set too low.

Our Board understands that allowing stockholders the right to call special meetings is consistent with evolving corporate governance practices and further recognizes that this practice can enhance stockholder rights and Board accountability. As always, we strive to promote the rights of stockholders to achieve the best results for the management of our Company. In light of these current practices and beliefs, our Board believes it to be in the best interest of the stockholders to provide stockholders, holding at least 25 percent of the outstanding shares of common stock of our Company for at least one year, the ability to call a special meeting.

Vote Required

The Special Meeting Certificate Amendment has been adopted by the Board, and according to our current Charter, approval of the Special Meeting Certificate Amendment requires the affirmative vote of holders of at least 66 2/3 percent of the voting power of the capital stock of the Company entitled to vote.

Subject to the approval of the Special Meeting Certificate Amendment by the stockholders, the Board has approved conforming changes to the Company's Amended and Restated By-Laws, which will become effective upon the effectiveness of the Special Meeting Certificate Amendment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT
TO THE CHARTER TO PERMIT STOCKHOLDERS TO CALL A SPECIAL MEETING

PROPOSAL NO. 5

RATIFICATION OF APPOINTMENT BY THE AUDIT COMMITTEE OF
DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR 2013

Our Audit Committee has selected Deloitte & Touche LLP ("Deloitte") as our independent registered public accounting firm for fiscal year 2013.  Deloitte also served as our independent registered public accounting firm for fiscal year 2012.  You are being asked to ratify the appointment by our Audit Committee of Deloitte as our independent registered public accounting firm for fiscal year 2013.

Members of Deloitte will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.  If Deloitte should decline to act or otherwise become incapable of acting, or if Deloitte’s engagement is discontinued for any reason, our Audit Committee will appoint another accounting firm to serve as our independent registered public accounting firm for fiscal year 2013.

 2012 and 2011 Audit Fees

The following table summarizes the aggregate fees billed by Deloitte for 2012 and 2011 for the following professional services:

	2012	2011
	($ in thousands)
Audit Fees (a)	$1,443	$1,391
Audit-Related Fees (b)	—	158
Tax Fees (c)	157	109
All Other Fees (d)	—	—
Total	$1,600	$1,657

(a)	Fees for audit services billed for 2012 and 2011 consisted of:

•	audit of our annual financial statements;

•	reviews of our quarterly financial statements;

•	attestation of management’s assessment and effectiveness of internal controls as required by the Sarbanes-Oxley Act of 2002, Section 404; and

•	statutory and regulatory audits, consents and other services related to SEC matters

(b)	Fees for audit-related services billed in 2011 consisted of services pertaining to our $300 million senior unsecured notes offering in January 2012 and various accounting consultations.

(c)	Tax fees billed in 2012 and 2011 were related to tax planning strategies as well as state tax related matters.

The Audit Committee is required by its charter to pre-approve audit services and permitted non-audit services to be performed by our independent registered public accounting firm.  The Audit Committee approved all services provided by Deloitte during 2012.

In considering the nature of the services provided by Deloitte, the Audit Committee determined that such services are compatible with the provision of independent audit services.  The Audit Committee discussed these services with Deloitte and management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF
DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR 2013.

AUDIT COMMITTEE REPORT

We are responsible for providing independent, objective oversight of Advance’s accounting functions and internal controls and operate pursuant to a written charter approved by Advance’s Board.  We are comprised entirely of three independent directors who meet independence, experience and other qualification requirements of the NYSE listing standards, Section 10A(m)(3) of the Securities Exchange Act of 1934 and the rules and regulations of the SEC.  Advance’s Board has determined the Audit Committee’s current chair, Mr. Saladrigas, is the Audit Committee "financial expert," as defined by SEC rules.
Management is responsible for Advance’s financial reporting process, including Advance’s system of internal control, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States.  Advance’s independent registered public accounting firm, or "independent accountants," is responsible for auditing its consolidated financial statements and providing an opinion as to their conformity with accounting principles generally accepted in the United States as well as attesting and reporting on the effectiveness of its internal controls over financial reporting.  Our responsibility is to monitor and review these processes. It is not our duty or responsibility to conduct auditing or accounting reviews or procedures.  Consequently, in carrying out our oversight responsibilities, we shall not be charged with, and are not providing, any expert or special assurance as to Advance’s financial statements, or any professional certification as to the independent accountants’ work.  In addition, we have relied on management’s representation that the financial statements have been prepared with integrity and objectively in conformity with accounting principles generally accepted in the United States and on the representations of the independent accountants included in their report on Advance’s financial statements.
During 2012 we met twelve times, including eight times via conference call.  We schedule our meetings to ensure we have sufficient time to devote attention to all of our tasks.  During 2012 and subsequent to the end of the year, we:

•	appointed Deloitte & Touche LLP as the independent registered public accounting firm for fiscal year 2012;

•	met with management and the independent accountants to review and discuss Advance’s critical accounting policies and significant estimates;

•	met with management and the independent accountants to review and approve the fiscal year 2012 audit plan;

•	met regularly with both the independent accountants and the Chief Internal Audit Executive outside the presence of management;

•
met with management and the independent accountants to review the audited financial statements for the year ended December 29, 2012, and internal controls over financial reporting as of December 29, 2012;

•	reviewed and discussed the quarterly and annual reports prior to filing with the SEC;

•	reviewed and discussed the quarterly earnings press releases;

•	met with the Chief Internal Audit Executive to review, among other things, the audit plan, test work, findings and recommendations, and staffing;

•	reviewed the processes by which risk is assessed and mitigated; and

•	completed all other responsibilities under the Audit Committee charter.
We have discussed with the independent accountants the matters required by PCAOB AU 380, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, and SEC Rule 2-07 of Regulation S-X, which includes a review of significant accounting estimates and Advance’s accounting practices.  In addition, we have received written disclosures and the letter from the independent accountants required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence, and discussed with the independent accountants their firm’s independence.
Based upon our discussion with management and the independent accountants, and our review of the representations of management and the independent accountants, we recommended to the Board that the audited consolidated financial statements be included in Advance’s annual report on Form 10-K for the year ended December 29, 2012.
We considered whether the independent accountants’ provision of non-audit services to Advance is compatible with maintaining the independent accountants’ independence and have determined the provision of the non-audit services are compatible with the independent accountants’ independence.  Accordingly, we have approved retention of Deloitte as Advance’s independent registered public accounting firm for fiscal year 2013.
We reviewed and reassessed the adequacy of the Audit Committee Charter and recommended no changes.

THE AUDIT COMMITTEE
Carlos A. Saladrigas, Chair
John C. Brouillard
Gilbert T. Ray

OTHER MATTERS

A copy of our 2012 annual report to stockholders is being sent to each stockholder of record together with this Proxy Statement.  The annual report is not part of our proxy soliciting material, but it can be accessed at www.AdvanceAutoParts.com under the Investor Relations section.

By order of the Board of Directors,

Sarah E. Powell
Senior Vice President, General Counsel
and Corporate Secretary

Roanoke, Virginia
April 18, 2013

ADVANCE AUTO PARTS, INC.
Advance Auto Parts
Service is our best part.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 21, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 21, 2013. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If voting by Internet or telephone, there is NO need to mail back the attached proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M55983-P33264

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

ADVANCE AUTO PARTS, INC.

The Board of Directors recommends that you vote "FOR" all Nominees listed in Proposal 1.

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) John F. Bergstrom
02) John C. Brouillard
03) Fiona P. Dias
04) Darren R. Jackson
05) William S. Oglesby
06) J. Paul Raines
07) Gilbert T. Ray
08) Carlos A. Saladrigas
09) Jimmie L. Wade

The Board of Directors recommends you vote "FOR" Proposals 2, 3, 4, 5 and 6:

	For	Against	Abstain
2. Approve, by advisory vote, the compensation of our named executive officers.	☐	☐	☐
3. Approve proposal to amend the Company's certificate of incorporation to eliminate supermajority voting requirements.	☐	☐	☐
4. Approve proposal to amend the Company's certificate of incorporation to permit stockholders to call a special meeting.	☐	☐	☐
5. Ratify the appointment of Deloitte & Touche LLP (Deloitte) as our independent registered public accounting firm for 2013.	☐	☐	☐
6. Transact other business that may properly come before the meeting or any meetings held upon any adjournment of the meeting.			

All proxies heretofore given or executed with respect to the shares of stock represented by this proxy are, by the filing of this proxy, expressly revoked.

Our Annual Report to Stockholders and Proxy Statement for the 2013 Annual Meeting can be viewed on the Internet at http://www.AdvanceAutoParts.com

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M55984-P33264

- PROXY - Advance Auto Parts **- PROXY -**

Service is our best part.

This proxy is solicited by the Board of Directors of Advance Auto Parts, Inc.

The undersigned stockholder(s) hereby appoint(s) Sarah E. Powell and Michael A. Norona, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of ADVANCE AUTO PARTS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 AM, EDT on Wednesday, May 22, 2013, at Advance Auto Parts, 5008 Airport Rd., Roanoke, VA 24012, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations and in the discretion of the proxies named herein on any other matters as may properly come before the meeting or any postponement thereof. Receipt of notice of the annual meeting and proxy statement for the 2013 Annual Meeting is hereby acknowledged.

Address Changes/Comments: ______________________________

____

(If any Address Changes/Comments have been noted above, please mark corresponding box on the reverse side.)

PLEASE SIGN ON REVERSE SIDE and mail in the enclosed, postage prepaid envelope.